Exhibit 10.37

FINANCING AGREEMENT

THE CIT GROUP/BUSINESS CREDIT, INC.

(as Lender)

And

SPECIALTY LABORATORIES, INC.

(as Borrower)

Dated: September 24, 2003

EXHIBITS

Exhibit A - Form of Borrowing Base Certificate
Exhibit B - Form of Company Counsel Legal Opinion

SCHEDULES

Schedule 1 - Collateral Information
Schedule 2 - Dilution Calculation
Schedule 3 - Litigation
Schedule 4 - Insurance
Schedule 5 - Restricted Agreements
Schedule 6 - Patents, Copyrights, Trademarks and Tradenames
Schedule 7 - Monthly Rental Payments
Schedule 8 - Permitted Encumbrances

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THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation, with offices located at 300 South Grand Avenue, 3rd Floor, Los Angeles, California  90071 (hereinafter “CIT”), is pleased to confirm the terms and conditions under which CIT shall make revolving loans and other financial accommodations to Specialty Laboratories, Inc., a California corporation with a principal place of business at 1620 26th Street, 5th Floor, South Tower, Santa Monica, California 90404 (herein the “Company”).

SECTION 1

DEFINITIONS

Accounts shall mean all of the Company’s now existing and future:  (a) accounts (as defined in the UCC), and any and all other receivables (whether or not specifically listed on schedules furnished to CIT), including, without limitation, all accounts created by, or arising from, all of the Company’s sales, leases, rentals of goods or renditions of services to its customers, including but not limited to, those accounts arising under any of the Company’s trade names or styles, or through any of the Company’s divisions; (b) any and all instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; (i) notes, deposits or property of account debtors securing the obligations of any such account debtors to the Company; and (j) cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

Administrative Management Fee shall mean the sum of Thirty-Five Thousand Dollars ($35,000.00) per annum which shall be paid to CIT in accordance with Section 8.8 hereof to offset the expenses and costs (excluding Out-of-Pocket Expenses and auditor fees) of CIT in connection with administration, record keeping, analyzing and evaluating the Collateral.

Anniversary Date shall mean the date occurring three (3) years from the Closing Date and the same date in every year thereafter.

Availability shall mean at any time the amount by which: (a) the Borrowing Base exceeds (b) the outstanding aggregate amount of all Obligations, including without limitation but without duplication, all Obligations with respect to Revolving Loans and Availability Reserves, including Availability Reserves in respect of Letters of Credit.

Availability Reserve shall mean any reserve which CIT may reasonably require from time to time pursuant to this Financing Agreement, including without limitation, (a) for Letters of Credit pursuant to Section 5.1 hereof; (b) a reserve in the amount of $1,000,000 (the “Special Reserve”) if (x) the sum of Liquid Assets and Availability is less than $10,000,000 but greater than $5,000,000 and (y) the Blocked Account has not been activated by CIT as set forth in Section 3.4; and (c) such other reserves as CIT deems necessary in its reasonable judgment as a result of (x) negative forecasts and/or trends in the Company’s business, prospects, profits, operations or financial condition or (y) other issues, circumstances or facts that could reasonably be expected to otherwise negatively impact the Company, its business, prospects, profits, operations, financial condition or assets; provided that no Availability Reserve shall be imposed with respect to a reserve or reduction already applied against Availability pursuant to the definitions of Eligible Accounts Receivable or Dilution referred to herein.

Borrowing Base shall mean (a) the lesser of (i) eighty-five  percent (85%) of the Company’s aggregate outstanding Eligible Accounts Receivable, provided that such advance rate shall be reduced by one (1) percentage point for each whole or partial percentage point by which Dilution (for the immediately preceding three (3) month period) exceeds ten percent (10%) and (ii) fifty percent (50%) of the aggregate cash collections by the Company of its Trade Accounts Receivable over the immediately preceding three (3) full calendar months.

Borrowing Base Certificate shall mean a certificate in substantially the form of Exhibit A annexed hereto.

Business Day shall mean any day on which CIT and JPMorgan Chase Bank are open for business.

Capital Expenditures shall mean, for any period, the aggregate expenditures of the Company during such period on account of, property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected in the balance sheet of the Company.

Capital Improvements shall mean operating Equipment and facilities (other than land) acquired or installed for use in the Company’s business operations.

Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure in the balance sheet of the Company.

Chase Bank Rate shall mean the rate of interest per annum announced by JPMorgan Chase Bank from time to time as its prime rate in effect at its principal office in New York City.  The prime rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers.

Chase Bank Rate Loans shall mean any loans or advances pursuant to this Financing Agreement made or maintained at a rate of interest based upon the Chase Bank Rate.

Closing Date shall mean the date that this Financing Agreement has been duly executed by the parties hereto and delivered to CIT.

Collateral shall mean all present and future Accounts, Equipment, Inventory, Documents of Title, General Intangibles, Pledged Stock of the Company’s subsidiaries, and Other Collateral; provided that Collateral shall not include Real Estate, including the Valencia Real Estate.

Collection Days shall mean one (1) Business Day to provide for the deposit, clearance and collection of checks or other instruments representing the proceeds of Collateral, the amount of which has been credited to the Company’s Revolving Loan Account, and for which interest may be charged on the aggregate amount of such deposits, at the rate provided for in Section 8.1 of Section 8 of this Financing Agreement.

Commitment Fee means the fee paid to CIT by Company in the amount of $56,250 in order to induce CIT to enter into that certain Commitment Letter, dated July 1, 2003, issued by CIT to, and accepted by, the Company.

Concentration Limit shall mean, as of any date, an amount equal to ten percent (10%) of the face amount of the sum of Eligible Accounts Receivable outstanding on such date.

Consolidated Financial Statements shall mean a consolidated or compiled, as applicable, balance sheet, income statement, statement of cash flow and reconciliation of surplus and statement of profit and loss for the Company and its consolidated subsidiaries, eliminating all inter-company transactions and prepared in accordance with GAAP.

Continuing or and during the Continuation of shall mean, in respect of a Default or an Event of Default, that the Default is still in existence or that the Event of Default, to the extent, and only to the extent, expressly curable under the Loan Documents, has not been cured in accordance therewith or waived in writing by CIT.

Control Agreement means an agreement, reasonably satisfactory in form and substance to CIT, and executed by the financial institution at which a deposit account is maintained by the Company, pursuant to which, unless otherwise agreed by CIT, such financial institution confirms and acknowledges CIT’s security interest in such deposit account and provides that, upon written notice from CIT to the financial institution, all cash, checks and items received or deposited in the deposit account shall become the property of CIT and cash, checks and items received or deposited will be wired to a bank account as designated by CIT from time to time as CIT shall direct, or a like agreement with a brokerage, investment house or other intermediary with respect to Investment Property of the Company.

Copyrights shall mean all present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, goodwill, any and all general intangibles, intellectual property and rights pertaining thereto, and all cash and non-cash proceeds thereof.

Default shall mean any event specified in Section 10 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has been satisfied.

Default Rate of Interest shall mean a rate of interest per annum on any Obligations hereunder, equal to the sum of: (a) two percent (2%) and (b) the applicable increment over the Chase Bank Rate (as set forth in Section 8.1 hereof) plus the Chase Bank Rate, or the applicable increment over the LIBOR Rate (as set forth in Section 8.14 hereof) plus the LIBOR Rate, which CIT shall be entitled to charge the Company on all Obligations due CIT by the Company, as further set forth in Section 10.2 of this Financing Agreement.

Depository Accounts shall mean the collection accounts, which are subject to CIT’s instructions, as specified in Section 3.4 of this Financing Agreement.

Dilution shall mean, with respect to any period, the percentage obtained by dividing (i) the sum of non-cash credits against Trade Accounts Receivable (including, but not limited to returns, adjustments and rebates) for such period, plus pending or probable, but not yet applied, non-cash credits against Trade Accounts Receivable for such period, as determined by Lender in its sole discretion by (ii) total Trade Accounts Receivable generated during such period.  Notwithstanding the foregoing, the calculation of Dilution shall be without reference to (x) intra-month credits that relate to Trade Account Receivables that the Company has not sent to the applicable account debtor and (y) Trade Account Receivables that are Indirect Accounts.  Schedule 2 annexed hereto includes an example of the calculation of Dilution prepared by CIT.

Documents of Title shall mean all present and future documents (as defined in the  UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

Early Termination Date shall mean the date on which the Company terminates this Financing Agreement or the Line of Credit which date is prior to the first Anniversary Date.

Early Termination Fee shall: (a) mean the fee CIT is entitled to charge the Company in the event the Company terminates the Line of Credit or this Financing Agreement on a date prior to sixty (60) days prior before the first Anniversary Date; and (b) be determined, subject to Section 11.2, by multiplying the Line of Credit by (x) one and one-quarter percent (1.25%) if the Early Termination Date occurs on or before one (1) year from the Closing Date and (y) three-quarters of one percent (0.75%) if the Early Termination Date occurs after one (1) year from the Closing Date but prior to sixty (60) days before the first Anniversary Date.

EBITDA shall mean, for any period, the sum (determined in accordance with GAAP on a consistent basis with the latest audited financial statements of the Company) of (a) the Company’s net income (or net loss) for such period, (b) the provision for tax obligations of the Company for such period, (c) all interest charges paid or accrued by the Company for such period, (d) any depreciation or amortization expenses incurred by the Company in determining its net income (or net loss) for such period, and (e) non-cash expenses recorded (in accordance with GAAP) for stock based compensation and stock option compensation. EBITDA will exclude for such period: (a) the effect of extraordinary or non-recurring non-cash gains or losses and (b) any non-cash gains or losses recorded (in accordance with GAAP) for any sale and leaseback transaction related to the Valencia Real Estate.

Eligible Accounts Receivable shall mean the gross amount of the Company’s Trade Accounts Receivable that are subject to a valid, first priority and fully perfected security interest in favor of CIT, which conform to the warranties contained herein and which, at all times, continue to be acceptable to CIT in the exercise of its reasonable business judgment, less, without duplication, the sum of: (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), and (b) reserves for any such Trade Accounts Receivable that arise from or are subject to or include: (i) sales to the United States of America,  any state or other governmental entity or to any agency, department or division thereof, except for such Accounts that do not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate per account debtor at any one time plus any such sales as to which the Company has complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation, to CIT’s satisfaction in the exercise of its reasonable business judgment; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are (x) secured by letters of credit (in form and substance satisfactory to CIT) issued or confirmed by, and payable at, banks having a place of business in the United States of America, or (y) to customers residing in Canada provided such Accounts do not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any one time; (iii) Accounts that remain unpaid more than four (4) months  from invoice date; (iv) contra accounts; (v) sales to any subsidiary, or to any company affiliated with the Company in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is: (A) insolvent, (B) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (C) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (D) financially unacceptable to CIT in its reasonable credit judgment or has a credit rating unacceptable to CIT in its reasonable credit judgment; (viii) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than four (4) months from invoice date; (ix)  pre-billed receivables and receivables arising from progress billing; (x) an amount representing, historically, returns, discounts, claims, credits, allowances and applicable terms, without duplication to any items included in the calculation of Dilution; (xi) sales not payable in United States currency; (xii) Indirect Accounts; (xiii) to the extent that the aggregate outstanding Accounts owed by any single customer exceeds the Concentration Limit, that portion of the Accounts owed by such customer in excess of the Concentration Limit; and (xiv) any other reasons deemed necessary by CIT in its reasonable business judgment, including without limitation those which are customary either in the commercial finance industry or in the lending practices of CIT.

Equipment shall mean all present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

Eurocurrency Reserve Requirements for any day, as applied to a LIBOR Loan, shall mean the aggregate (without duplication) of the maximum rates of reserve requirements (expressed as a decimal fraction) in effect with respect to CIT and/or any present or future lender or participant on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) maintained by CIT and/or any such lenders or participants (such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%)).

Event(s) of Default shall have the meaning provided for in Section 10 of this Financing Agreement.

Executive Officers shall mean the Chairman, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President(s), Senior Vice President(s), Treasurer, Controller and Secretary of the Company.

Fiscal Quarter shall mean, with respect to the Company, each three (3) month period ending on March 31, June 30, September 30, and December 31 of each Fiscal Year.

Fiscal Year shall mean each twelve (12) month period commencing on January 1 of each year and ending on the following December 31st.

Fixed Charges shall mean, for any period, the sum (determined in accordance with GAAP on a consistent basis with the latest audited financial statements of the Company) of (a) the portion of interest expense due and payable during such period, (b) principal payments on Indebtedness due and payable during such period (other than in respect of the principal of the Revolving Loans), (c) unfinanced Capital Expenditures for such period, and (d) federal, state, local, and foreign income taxes due and payable during such period minus any tax refunds received.

Free Cash Flow shall mean, for any period, EBITDA less Fixed Charges.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply, provided that in the event the Company modifies its accounting principles and procedures as applied as of the Closing Date, the Company shall provide such statements of reconciliation as shall be in form and substance reasonably acceptable to CIT.

General Intangibles shall mean all present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, tradenames, corporate names, business names, logos and any other designs or sources of business identities, (b) Patents, together with any improvements on said Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) all applications with respect to the foregoing, (g) all right, title and interest in and to any and all extensions and renewals, (h) goodwill with respect to any of the foregoing, (i) any other forms of similar intellectual property, (j) all customer lists, distribution agreements, supply agreements, blue prints, indemnification rights and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including, without limitation, the proceeds or royalties of any licensing agreements between the Company and any licensee of any of the Company’s General Intangibles.

Guaranties shall mean the guaranty documents executed and delivered by the Guarantors guaranteeing the Obligations.

Guarantors shall mean any person or entity which becomes a guarantor of the Obligations.

Inactive Subsidiaries shall mean Specialty Laboratories International Ltd., a company organized under British Virgin Islands law, and Specialty Laboratories Asia PTE Limited, a company organized under Singapore law.

Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, or (b) lease obligations which, in accordance with GAAP, have been, or which should be capitalized.

Indirect Accounts shall mean those Trade Accounts Receivable for laboratory testing services as to which the account debtor (a) did not directly send the specimen to be tested to the Company and/or (b) is a governmental or private health insurer (such as Medical, Medicare and Medicaid) or an individual patient.

In Lieu Collection Fee shall mean the fee referenced in Section 8.6 hereof.

Insurance Proceeds shall mean proceeds or payments from an insurance carrier with respect to any loss, casualty or damage to Collateral.

Interest Period shall mean:

(a)           with respect to any initial request by the Company for a LIBOR Loan, a one month, two month, three month or six month period commencing on the borrowing or conversion date with respect to a LIBOR Loan and ending one, two or three months thereafter, as applicable; and

(b)           thereafter with respect to any continuation of, or conversion to, a LIBOR Loan, at the option of the Company, any one month, two month, three month or six month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as applicable; provided that, the foregoing provisions relating to Interest Periods are subject to the following:

(i)      if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would extend such payment into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month, at the end of such Interest Period) shall end on the last Working  Day of a calendar month; and

(iii)   for purposes of determining the availability of Interest Periods, such Interest Periods shall be deemed available if (x) Chase Manhattan Bank quotes an applicable rate or CIT determines LIBOR, as provided in the definition of LIBOR, (y) the LIBOR determined by Chase Manhattan Bank or CIT will adequately and fairly reflect the cost of maintaining or funding its loans bearing interest at LIBOR, for such Interest Period, and (z) such Interest Period will end on or before the last day of the then current term of this Financing Agreement.  If a requested Interest Period shall be unavailable in accordance with the foregoing sentence, the Company shall continue to pay interest on the Obligations at the applicable per annum rate based upon the Chase Bank Rate.

Inventory shall mean all of the Company’s present and hereafter acquired inventory (as defined in the UCC) and including, without limitation, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production from raw materials through work-in-process to finished goods - and all proceeds thereof of whatever sort.

Investment Property shall mean all now owned and hereafter acquired investment property (as defined in the UCC) and all proceeds thereof.

Issuing Bank shall mean the bank issuing Letters of Credit for the Company.

Letters of Credit shall mean all letters of credit issued with the assistance of CIT in accordance with Section 5 hereof by the Issuing Bank for or on behalf of the Company.

Letter of Credit Guaranty shall mean the guaranty delivered by CIT to the Issuing Bank of the Company’s reimbursement obligations under the Issuing Bank’s reimbursement agreement, application for Letter of Credit or other like document.

Letter of Credit Guaranty Fee shall mean the fee CIT may charge the Company under Section  8.3 of this Financing Agreement for:  (a) issuing a Letter of Credit Guaranty, and/or (b) otherwise aiding the Company in obtaining Letters of Credit, all pursuant to Section 5 hereof.

Letter of Credit Sub-Line shall mean the commitment of CIT to assist the Company in obtaining Letters of Credit, pursuant to Section 5 hereof, in an aggregate amount of up to Two Million Dollars ($2,000,000).

LIBOR shall mean, at any time of determination, and subject to availability, for each applicable Interest Period, a variable rate of interest equal to: (a) at CIT’s election  (i) the rate set forth in the New York edition of The Wall Street Journal under the “Money Rates” section for “London Interbank Offered Rates”, (ii) the applicable LIBOR quoted to CIT by JPMorgan Chase Bank (or any successor thereof), or (iii) the rate of interest determined by CIT at which deposits in U.S.  dollars are offered for the relevant Interest Period based on information presented on Telerate Systems at Page 3750 as of 11:00  A.M.  (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period, provided that, if at least two such offered rates appear on the Telerate  Page (or any successor thereof) 3750 in respect of such Interest Period, the arithmetic mean of all such rates (as determined by CIT) will be the rate used; divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of Eurocurrency Reserve Requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.

LIBOR Loan shall mean any loans made pursuant to this Financing Agreement which are made or maintained at a rate of interest based upon  LIBOR, provided that (i) no Default or Event of Default has occurred and is Continuing hereunder, and (ii) no LIBOR Loan shall be made with an Interest Period that ends subsequent to the last day of the then current term of this Financing Agreement or any applicable Early Termination Date.

Line of Credit shall mean the aggregate commitment of CIT to (a) make Revolving Loans pursuant to Section 3 of this Financing Agreement and (b) assist the Company in opening Letters of Credit pursuant to Section 5 of this Financing Agreement, in an initial aggregate amount equal to Fifteen Million Dollars ($15,000,000), subject to revision in accordance with Section 3.1(b) of this Financing Agreement.

Line of Credit Fee shall mean the fee due CIT at the end of each month for the Line of Credit in an amount equal to (a) the difference between (i) the Line of Credit and (ii) the sum, for said month, of (x) the average daily balance of Revolving Loans and (y) the average daily balance of Letters of Credit outstanding for said month, multiplied by (b) three-eighths of one percent (0.375%) per annum for the number of days in said month.

Liquid Assets shall mean the Company’s unrestricted, available cash, cash equivalents, bonds and similar investments representing evidences of indebtedness that have an investment grade rating and, as determined by Lender in its sole discretion, Investment Property for which there is a recognized market and that is readily salable for cash.

Liquidity Event shall mean that, at any time during the term of this Financing Agreement, the sum of Availability and Liquid Assets (without deducting the Special Reserve referenced in the definition of Availability Reserve), in each case at the close of any Business Day, is less than Five Million Dollars ($5,000,000).

Loan Documents shall mean this Financing Agreement, the promissory notes, the other closing documents and any other ancillary loan and security agreements executed from time to time in connection with this Financing Agreement, all as may be renewed, amended, extended, increased or supplemented from time to time.

Loan Facility Fee shall mean the fee payable to CIT in accordance with, and pursuant to, the provisions of Section 8.7 of this Financing Agreement.

Margin Stock shall mean “margin stock” as such term is defined in Regulation T, U  or X of the Federal Reserve Board

Material Adverse Effect shall mean (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Collateral; (ii) a material impairment of the ability of the Company to perform under any Loan Document to which it is a party; or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document to which it is a party or the legality, validity, enforceability or priority of CIT’s lien and security interest in the Collateral.

Net Worth shall mean, at any date of determination, an amount equal to (a) Total Assets minus (b) Total Liabilities, and shall be determined in accordance with GAAP, on a consistent basis with the latest audited financial statements of the Company.

Obligations shall mean all loans, advances and extensions of credit made or to be made by CIT to the Company or to others for the Company’s account (including, without limitation, all Revolving Loans and  Letter of Credit Guaranties); any and all indebtedness and obligations which may at any time be owing by the Company to CIT howsoever arising, whether now in existence or incurred by the Company from time to time hereafter; whether principal, interest, fees, costs, expenses or otherwise; whether secured by pledge, lien upon or security interest in any of the Company’s Collateral, assets or property or the assets or property of any other person, firm, entity or corporation; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Company is liable to CIT for such indebtedness as principal, surety, endorser, guarantor or otherwise.  Obligations shall also include indebtedness owing to CIT by the Company under any Loan Document or under any other agreement or arrangement now or hereafter entered into between the Company and CIT; indebtedness or obligations incurred by, or imposed on, CIT as a result of environmental claims arising out of the Company’s operations, premises or waste disposal practices or sites in accordance with Section 7.7 hereof; the Company’s liability to CIT as maker or endorser of any promissory note or other instrument for the payment of money; the Company’s liability to CIT under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which CIT may make or issue to others for the Company’s account, including any Letter of Credit Guaranty or other accommodation extended by CIT with respect to applications for Letters of Credit, CIT’s acceptance of drafts or CIT’s endorsement of notes or other instruments for the Company’s account and benefit.

Operating Leases shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

Other Collateral shall mean all now owned and hereafter acquired lockbox, blocked account and any other deposit accounts maintained with any bank or financial institutions into which the proceeds of Collateral are or may be deposited; all other deposit accounts and all Investment Property; all cash and other monies and property in the possession or control of CIT; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and all cash and non-cash proceeds of the foregoing.

Out-of-Pocket Expenses shall mean all of CIT’s present and future expenses incurred relative to this Financing Agreement or any other Loan Documents, whether incurred heretofore or hereafter, which expenses shall include, without being limited to: the cost of record searches, all costs and expenses incurred by CIT in opening bank accounts, depositing checks, receiving and transferring funds, and wire transfer charges, any charges imposed on CIT due to returned items and “insufficient funds” of deposited checks and CIT’s standard fees relating thereto, any amounts paid by, incurred by or charged to, CIT by the Issuing Bank under a Letter of Credit Guaranty or the Company’s reimbursement agreement, application for Letters of Credit or other like document which pertain either directly or indirectly to such Letters of Credit, and CIT’s standard fees relating to the Letters of Credit and any drafts thereunder, travel, lodging and similar expenses of CIT’s  personnel in connection with inspecting and monitoring the Collateral from time to time hereunder, any applicable reasonable counsel fees and disbursements, fees and taxes relative to the filing of financing statements, and all expenses, costs and fees set forth in Section 10.3 of this Financing Agreement.

Overadvances shall mean the amount by which (a) the sum of all outstanding Revolving Loans, Letters of Credit and advances made hereunder exceed (b) the Borrowing Base.

Patents shall mean all of the Company’s present and hereafter acquired patents, patent applications, registrations, any reissues or renewals thereof, licenses, any inventions and improvements claimed thereunder, and all general intangible, intellectual property and patent rights with respect thereto of the Company, and all income, royalties, cash and non-cash proceeds thereof.

Permitted Encumbrances shall mean: (a) liens existing on the date hereof on specific items of Equipment and other liens expressly permitted, or consented to in writing by CIT; (b) Purchase Money Liens and Capital Leases; (c) liens of local or state authorities for franchise or other like Taxes, provided that the aggregate amounts of such liens shall not exceed $100,000.00 in the aggregate at any one time; (d) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained by the Company in accordance with GAAP; (e) deposits made (and the liens thereon) in the ordinary course of business of the Company (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (f) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (A) do not materially interfere with the occupation, use or enjoyment by the Company of its business or property so encumbered and (B) in the reasonable business judgment of CIT do not materially and adversely affect the value of such Real Estate; and (g) liens granted to CIT by the Company; (h) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, Two Hundred Fifty Thousand Dollars ($250,000) (other than liens bonded or insured to the reasonable satisfaction of CIT);  (i)  tax liens which are not yet due and payable or which are being diligently contested in good faith by the Company by appropriate proceedings, and which liens are not (x) filed on any public records, (y) other than with respect to Real Estate, senior to the liens of CIT or (z) for Taxes due the United States of America or any state thereof having similar priority statutes, as further set forth in Section 7.6 hereof; (j) licenses of General Intangibles, leases and subleases granted to third parties in accordance with any applicable terms of the Loan Documents and not interfering in any material respect with the ordinary conduct of the business of the Company or resulting in a diminution in the value of any Collateral as security for the Obligations; (k) liens arising from filing UCC financing statements relating solely to leases not prohibited by this Financing Agreement; (l) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties that are not delinquent in connection with the importation of goods; (m) liens on Real Estate; and (n) liens on the Company’s cash in connection with a letter of credit described in clause (h) of the definition of Permitted Indebtedness.

Permitted Indebtedness shall mean: (a) current Indebtedness maturing in one year or less and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) the Indebtedness secured by Purchase Money Liens or Capital Leases; (c) Subordinated Debt; (d) Indebtedness arising under the Letters of Credit and this Financing Agreement; (e) deferred Taxes and other expenses incurred in the ordinary course of business; (f) Valencia Real Estate Indebtedness; (g) other Indebtedness existing on the date of execution of this Financing Agreement and listed in the most recent financial statement delivered to CIT or otherwise disclosed to CIT in writing prior to the Closing Date; (h) obligations in an aggregate amount not to exceed Two Million Dollars ($2,000,000) in connection with letters of credit issued by any bank which are secured solely by the Company’s cash up to 110% of such open letters of credit; or (i) other Indebtedness in an aggregate outstanding principal amount not to exceed One Hundred Thousand Dollars ($100,000).

Pledge Agreement means any Pledge Agreement executed and delivered by the Company pursuant to this Financing Agreement in form and substance reasonably satisfactory to CIT, as any such Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

Purchase Money Liens shall mean liens on any item of Equipment or other property acquired after the date of this Financing Agreement or assumed in connection with an acquisition permitted under Section 7.9 hereof, provided that (a) each such lien shall attach only to the property to be acquired, (b) a description of the property so acquired is furnished to CIT, and (c) at the time such lien attaches, no Default or Event of Default has occurred and is Continuing.

Real Estate shall mean the Company’s fee and/or leasehold interests in any real property, including fixtures that are integral to the operation of any improved real property, including, without limitation, heating, air-conditioning, electrical and lighting systems, but excluding trade fixtures.

Revolving Loan Account shall mean the account on CIT’s books, in the Company’s name, in which the Company will be charged with all Obligations under this Financing Agreement.

Revolving Loans shall mean the loans and advances made, from time to time, to or for the account of the Company by CIT pursuant to Section 3 of this Financing Agreement.

Subordinated Debt shall mean the debt due a Subordinating Creditor (and the note(s) evidencing such) which has been subordinated, by a Subordination Agreement, to the prior payment and satisfaction of the Obligations of the Company to CIT.

Subordinating Creditor shall mean any party hereafter executing a Subordination Agreement.

Subordination Agreement shall mean the agreement (in form and substance satisfactory to CIT) among the Company, a Subordinating Creditor and CIT pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Company’s Obligations to CIT.

Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be due by the Company with respect to its business, operations, Collateral or otherwise.

Total Assets shall mean total assets determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Company.

Total Liabilities shall mean total liabilities determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Company.

Trade Accounts Receivable shall mean that portion of the Company’s Accounts which arises from the rendition of services in the ordinary course of the Company’s business.

Trademarks shall mean all present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), licenses, reissues, renewals, and any other intellectual property and trademark rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all cash and non-cash proceeds thereof.

UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the state of California.

Valencia Real Estate shall mean the Company’s fee interests in its real property located in Valencia, California, including all buildings and improvements and any fixtures that are integral to the operation of such buildings and improvements, including, without limitation, heating, air-conditioning, electrical and lighting systems, but excluding trade fixtures.

Valencia Real Estate Indebtedness shall mean Indebtedness incurred by the Company that is secured by the Valencia Real Estate, as such Indebtedness may be amended, modified, supplemented, replaced or refinanced from time to time.

SECTION 2

CONDITIONS PRECEDENT

Section 2.1            The obligation of CIT to make the initial loans hereunder is subject to the satisfaction of, extension of or waiver of in writing, on or prior to, the Closing Date, the conditions set forth below in subparagraphs (a) through (s).  All documents delivered to CIT shall be in form and substance satisfactory to CIT:

(a)           Lien Searches - CIT shall have received tax, judgment and Uniform Commercial Code searches satisfactory to CIT for all locations presently occupied or used by the Company and the location of the Company pursuant to Division 9 of the UCC.

(b)           Casualty Insurance - The Company shall have delivered to CIT evidence satisfactory to CIT that casualty insurance policies listing CIT as additional insured, loss payee or mortgagee, as the case may be, are in full force and effect, all as set forth in Section 7.5 of  this Financing Agreement.

(c)           UCC Filings - Any financing statements required to be filed in order to create, in favor of CIT, a first perfected security interest in the Collateral, subject only to the Permitted Encumbrances, shall have been properly filed in each office in each jurisdiction required in order to create in favor of CIT a perfected lien on the Collateral.  CIT shall have received  searches to reflect all such filings and CIT shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.

(d)           Board Resolution - CIT shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of (i) this Financing Agreement, and (ii) any related agreements, in each case certified by the Secretary or Assistant Secretary of the Company (as the case may be) as of the date hereof, together with a certificate of the Secretary or Assistant Secretary of the Company as to the incumbency and signature of the officers of the Company executing such Loan Documents and any certificate or other documents to be delivered by them pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

(e)           Corporate Organization - CIT shall have received (i) a copy of the Certificate of Incorporation of the Company certified by the Secretary of State of the state of its incorporation, and (ii) a copy of the By-Laws of the Company certified by the Secretary or Assistant Secretary thereof, all as amended through the date hereof.

(f)            Officer’s Certificate - CIT shall have received an executed Officer’s Certificate of the Company, satisfactory in form and substance to CIT, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the Closing Date; (ii) the Company is in compliance with all of the terms and provisions set forth herein; and (iii) no Default or Event of Default has occurred.

(g)           Opinions - Counsel for the Company shall have delivered to CIT opinions in form and substance satisfactory to CIT setting forth substantially the matters in Exhibit B hereto.

(h)           Absence of Default - No Default or Event of Default shall have occurred and no Material Adverse Effect or event or circumstance which could reasonably be expected to result in a Material Adverse Effect shall have occurred since December 31, 2002.

(i)            Payment of Fees - The Company shall have paid to CIT on the Closing Date: (i) the Administrative Management Fee, and (ii) the Loan Facility Fee.

(j)            Legal Restraints/Litigation - Except as disclosed on Schedule 3 hereto, as of the Closing Date, there shall be no: (x) litigation, investigation or proceeding (judicial or administrative) pending or threatened against the Company or its assets, by any agency, division or department of any county, city, state or federal government arising out of this Financing Agreement; (y) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Financing Agreement; or (z) suit, action, investigation or proceeding (judicial or administrative) pending against the Company or its assets, which could reasonably be expected to have a Material Adverse Effect.

(k)           Cash Budget Projections - CIT shall have received, reviewed and been satisfied with a twelve (12) month cash budget projection prepared by the Company on the form provided by CIT.

(l)            Additional Documents - The Company shall have executed and delivered to CIT, and caused to be executed and delivered by third parties to CIT, all Loan Documents necessary to consummate the lending arrangement contemplated between the Company and CIT, including, without limitation, Blocked Account Agreements, each of which Loan Documents shall be in form and substance satisfactory to CIT.

(m)          Disbursement Authorization - The Company shall have delivered to CIT all information necessary for CIT to issue wire transfer instructions on behalf of the Company for the initial and subsequent loans and/or advances to be made under this Financing Agreement including, but not limited to, disbursement authorizations in form acceptable to CIT.  The Company shall request that the initial advance hereunder be made as soon as possible after the Closing Date in an amount equal to or exceeding Five Million Dollars ($5,000,000).

(n)           Examination & Verification - CIT shall have completed, to its satisfaction, an examination and verification of the Accounts, Inventory, financial statements, books and records of the Company, which examination shall indicate that, after giving effect to all Revolving Loans, advances and extensions of credit to be made at closing, the sum of Availability and Liquid Assets equals or exceeds Ten Million Dollars ($10,000,000), as evidenced by, without limitation, a Borrowing Base certificate delivered by the Company to CIT as of the Closing Date.  It is understood that such requirement contemplates that all Indebtedness and obligations are current, and that all payables are being handled in the normal course of the Company’s business and consistent with its past practice.

(o)           Depository Accounts - The Company shall have established a system of lockbox and bank accounts with respect to the collection of Accounts and the deposit of proceeds of Collateral as shall be acceptable to CIT in all respects, it being understood that collections in respect of Collateral shall not be required to be applied to repay Revolving Loans or other Obligations except in accordance with Section 3.4 hereof.  Such accounts shall be subject to three party agreements (between the Company, CIT and the depository bank), which shall be in form and substance satisfactory to CIT.

(p)           Schedules  The Company shall provide CIT with schedules of: (a) any of the Company’s and its subsidiaries’ federally registered and applications to federally register (i) Trademarks, (ii) Patents, and (iii) Copyrights, as applicable and all in such detail as to provide appropriate recording information with respect thereto, (b) any tradenames, (c) monthly rental payments for any leased premises or any other premises where any Collateral may be stored or processed,  and (d) Permitted Encumbrances described in clauses (a) and (b) of the definition thereof, all of the foregoing in form and substance satisfactory to CIT.

(q)           Additional Conditions.  The Company shall have provided CIT with such other documents (including, without limitation, copies of the Company’s material contracts), certificates, opinions, and information that CIT may require, each of which shall be in form and substance satisfactory to CIT.

Upon the execution of this Financing Agreement and the initial disbursement of loans hereunder, all of the above Conditions Precedent shall have been deemed satisfied except as otherwise set forth hereinabove or as CIT shall otherwise agree in writing.

Section 2.2            Conditions to Each Extension of Credit.  Except to the extent expressly set forth in this Financing Agreement, the agreement of CIT to make any extension of credit requested to be made by it to the Company on any date (including without limitation, the initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties - Each of the representations and warranties made by the Company in or pursuant to this Financing Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date.

(b)           No Default - No Default or Event of Default shall have occurred and be Continuing on such date or after giving effect to the extension of credit requested to be made on such date.

(c)           Borrowing Base - Except as may be otherwise agreed to from time to time by CIT and the Company in writing, after giving effect to the extension of credit requested to be made by the Company on such date, the aggregate outstanding balance of the Revolving Loans and outstanding Letters of Credit owing by the Company will not exceed the lesser of (i) the Line of Credit or (ii) the Borrowing Base.

Each borrowing by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such loan or advance that each of the representations, warranties and covenants contained in the Financing Agreement have been satisfied and are true and correct in all material respects, except as the Company and CIT shall otherwise agree herein or in a separate writing.

SECTION 3

REVOLVING LOANS

Section 3.1            CIT agrees, subject to the terms and conditions of this Financing Agreement, from time to time (but subject to CIT’s right to make “Overadvances”), to make loans and advances to the Company on a revolving basis (i.e.  subject to the limitations set forth herein, the Company may borrow, repay and re-borrow Revolving Loans).

(a)           Such requests for loans and advances shall be in amounts not to exceed the lesser of (i) the Availability or (ii) the Line of Credit. All requests for loans and advances must be received by an officer of CIT no later than (i) 1:00 p.m., New York time, of the Business Day on which any such Chase Bank Rate Loans and advances are required or (ii) three (3) Business Days prior to any requested LIBOR Loan. Should CIT for any reason honor requests for Overadvances, any such Overadvances shall be made in CIT’s sole discretion and subject to any additional terms CIT deems necessary. Unless and until the Company otherwise directs CIT in writing, all Revolving Loans shall be wired to the Company’s following operating account:

Union Bank of California

ABA No.: 122-000-496

Account # 2100688231; Specialty Laboratories, Inc.

(b)           Company may, with three (3) Business days prior written notice to CIT, increase the Line of Credit in increments of Five Million Dollars ($5,000,000) up to a maximum of Twenty-Five Million Dollars ($25,000,000) if the Company: (i) has one fiscal quarter of positive net income (as defined under GAAP but excluding nonrecurring gains and the effect of nonrecurring, non-cash losses) during the term of this Financing Agreement, as evidenced by the Company’s financial statements delivered pursuant to Section 7.8 hereof; (ii) has a Net Worth equal to or in excess of One Hundred Nineteen Million Dollars ($119,000,000), as evidenced by the Company’s most recent quarterly or annual financial statements delivered pursuant to Section 7.8 hereof; and

(iii) pays to CIT, concurrent with such request, a nonrefundable fee equal to three quarters of one percent (0.75%) of the amount of the requested increase in the Line of Credit, provided that no Default or Event of Default has occurred and is Continuing.

Section 3.2            In furtherance of the continuing assignment and security interest in the Company’s Accounts and Inventory, the Company will execute and deliver to CIT in such form and manner as CIT may reasonably require, solely for CIT’s convenience in maintaining records of Collateral, such confirmatory schedules of Accounts and Inventory as CIT may reasonably request, including, without limitation, monthly schedules of Accounts and Inventory, all in form and substance reasonably satisfactory to CIT, and such other appropriate reports designating, identifying and describing the Accounts and Inventory as CIT may reasonably request, and provided further that CIT may not request any such information more frequently than monthly unless an Event of Default or Material Adverse Effect has occurred and is Continuing.  In addition, in the event that the outstanding principal amount of the Revolving Loans is greater than Ten Million Dollars ($10,000,000) or an Event of Default has occurred and is Continuing, upon CIT’s request, but subject to any applicable confidentiality restrictions and other applicable laws, the Company shall provide CIT with copies of or access to agreements with, or purchase orders from, the Company’s customers, and copies of or access to invoices to customers, proof of shipment or delivery, access to its computers, electronic media and software programs associated therewith (including any electronic records, contracts and signatures) and such other documentation and information relating to said Accounts and other Collateral as CIT may reasonably require.  Failure to provide CIT with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein.  The Company hereby authorizes CIT to regard the Company’s printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Company’s authorized officers or agents.

Section 3.3            The Company hereby represents and warrants that:  each Trade Account Receivable is based on an actual and bona fide rendition of services to its customers by the Company in the ordinary course of its business; the Trade Accounts Receivable created are the exclusive property of the Company and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices evidencing such Trade Accounts Receivable are in the name of the Company; and the customers of the Company have accepted the services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business with respect to which the Company has complied with the notification requirements of Section 3.5 hereof.  The Company confirms to CIT that any and all Taxes or fees relating to its business, its sales, the Accounts or Inventory relating thereto, are its sole responsibility and that same will be paid by the Company when due, subject to Section 7.6 of this Financing Agreement, and that none of said Taxes or fees represent a lien on or claim against the Accounts.  The Company also warrants and represents that it is a duly and validly existing corporation and is qualified in all states where the failure to so qualify would have a Material Adverse Effect.  The Company agrees to maintain such books and records regarding Accounts and Inventory as CIT may reasonably require and agrees that the books and records of the Company will reflect CIT’s interest in the Accounts and

Inventory.  All of the books and records of the Company will be available to CIT at normal business hours, including any records handled or maintained for the Company by any other company or entity.

Section 3.4

(a)           Until CIT has advised the Company to the contrary after the occurrence of a Liquidity Event or after the occurrence and during the Continuation of an Event of Default, the Company, at its expense, will enforce, collect and receive all amounts owing on the Accounts in the ordinary course of its business and any proceeds it so receives shall be subject to the terms hereof. Such privilege shall terminate at the election of CIT upon the occurrence of a Liquidity Event or after the occurrence and during the Continuation of an Event of Default. Any checks, cash, credit card sales and receipts, notes or other instruments or property received by the Company with respect to any Accounts, shall, at the election of CIT after the occurrence of a Liquidity Event or after the occurrence and during the Continuation of an Event of Default,  be held by the Company separate from the Company’s own property and funds, and, held in trust for CIT (to the extent permitted by law) and promptly turned over to CIT with proper assignments or endorsements by deposit to the Depository Accounts.  After the occurrence of a Liquidity Event or after the occurrence and during the Continuation of an Event of Default, the Company shall: (i) indicate on all of its invoices that funds should be delivered to and deposited in a Depository Account; (ii) direct all of its account debtors to deposit any and all proceeds of Collateral into the Depository Accounts; (iii) irrevocably authorize and direct any banks which maintain the Company’s initial receipt of cash, checks and other items to promptly wire transfer all available funds to a Depository Account; and (iv) advise all such banks of CIT’s security interest in such funds.  The Company shall provide CIT with prior written notice of any and all deposit accounts opened or to be opened subsequent to the Closing Date.  Subject to Collection Days, all amounts received by CIT in payment of Accounts will be credited to the Revolving Loan Account when CIT is advised by its bank of its receipt of “collected funds” at CIT’s bank account in New York, New York on the Business Day of such advise if advised no later than 1:00 p.m.  EST or on the next succeeding Business Day if so advised after 1:00 PM EST. No checks, drafts or other instrument received by CIT shall constitute final payment to CIT unless and until such instruments have actually been collected.

(b)           The Company shall establish and maintain, in its name and at its expense, deposit accounts with such banks as are acceptable to CIT (the “Blocked Accounts”) into which the Company shall, at the election of CIT after the occurrence of a Liquidity Event or after the occurrence and during the Continuation of an Event of Default, promptly cause to be deposited: (i) all proceeds of Collateral received by the Company, including all amounts payable to the Company from credit card issuers and credit card processors, and (ii) all amounts on deposit in deposit accounts used by the Company at each of its locations, all as further provided in Section 3.4(a) above.  The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to CIT (the “Blocked Account Agreements”), providing that all cash, checks and items received or deposited in the Blocked Accounts are at all times subject to the security interest of CIT and, upon notice by CIT after the occurrence of a Liquidity Event or after the occurrence and during the Continuation of an Event of Default (subject to applicable law), the property of CIT, that the depository bank has no lien upon, or right of set off against, the Blocked Accounts and any  cash, checks, items, wires or other funds from time to time on deposit therein, except as otherwise provided in the Blocked Account Agreements, and that, upon notice by CIT after the occurrence of a Liquidity Event or after the occurrence and during the Continuation of an Event of Default, automatically, on a daily basis the depository bank will wire, or otherwise transfer, in  immediately available funds, all funds received or deposited into the Blocked Accounts to such bank account as CIT may from time to time designate for such purpose.  The Company hereby confirms and agrees that all amounts deposited in such Blocked Accounts and any other funds received and collected by CIT, whether as proceeds of Inventory or other Collateral or otherwise, shall be the property of CIT, to the extent permitted by law.

(c)           All provisions of this Agreement and the other Loan Documents shall be subject to applicable laws regarding Medicare and Medicaid account debtors and Collateral relating thereto.

Section 3.5            The Company agrees to notify CIT: (a) of any matters materially affecting the value, enforceability or collectibility of any Account and of all customer disputes, offsets, defenses, counterclaims, returns and rejections in excess of One Hundred Thousand Dollars ($100,000) or, in the case of credits with substantially concurrent rebills by the Company in the ordinary course of business for any Account with respect to which there has been a change in the identity of the account debtor, Two Hundred and Fifty Thousand Dollars ($250,000), in its collateral reports provided to CIT hereunder, in such detail and format as CIT may reasonably require from time to time; provided that such reports shall be provided on a monthly basis unless an Event of Default or Material Adverse Effect has occurred and is Continuing, and (b) promptly of any such matters which are material, as a whole, to the Accounts and/or the Inventory.  The Company agrees to issue credit memoranda promptly (with duplicates to CIT upon request after the occurrence and during the Continuation of an Event of Default) upon accepting returns or granting allowances in excess of One Hundred Thousand Dollars ($100,000).

Section 3.6            CIT shall maintain a Revolving Loan Account on its books in which the Company will be charged as provided herein with all loans and advances made by CIT to it or for its account, and with any other Obligations, including any and all costs, expenses and reasonable attorney’s fees which CIT may incur in connection with the exercise by or for CIT of any of the rights or powers herein conferred upon CIT, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of CIT in connection with this Financing Agreement, the other Loan Documents or the Collateral assigned hereunder, or any Obligations owing by the Company.  The Company will be credited with all amounts received by CIT from the Company or from others for the Company’s account, including, as above set forth, all amounts received by CIT in payment of Accounts, and such amounts will be applied to payment of the Obligations as set forth herein to the extent required pursuant to Section 3.4 hereof.  In no event shall prior recourse to any Accounts or other security granted to or by the Company be a prerequisite to CIT’s right to demand payment of any Obligation.  Further, it is understood that CIT shall have no obligation whatsoever to perform in any respect any of the Company’s contracts or obligations relating to the Accounts.

Section 3.7            After the end of each month, CIT shall promptly send the Company a statement showing the accounting for the charges, loans, advances and other transactions occurring between CIT and the Company during that month.  The monthly statements shall be deemed correct and binding upon the Company and shall constitute an account stated between the Company and CIT unless CIT receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement or, in the event of a manifest error in the monthly statement, within ninety (90) days of the date of the monthly statement.

Section 3.8            In the event that any requested advance exceeds Availability or that (a) the sum of (i) the outstanding balance of Revolving Loans and (ii) outstanding balance of Letters of Credit exceeds (b)(x) the Borrowing Base or (y) the Line of Credit, any such  nonconsensual Overadvance shall be due and payable to CIT immediately upon CIT’s demand therefor.

SECTION 4

RESERVED

SECTION 5

LETTERS OF CREDIT

In order to assist the Company in establishing or opening Letters of Credit with an Issuing Bank, the Company has requested CIT to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letters of Credit Guaranty, thereby lending CIT’s credit to the Company and CIT has agreed to do so.  These arrangements shall be handled by CIT subject to the terms and conditions set forth below.

Section 5.1            Within the Line of Credit and Availability, CIT shall assist the Company in obtaining Letter(s) of Credit in an amount not to exceed the outstanding amount of the Letter of Credit Sub-Line.  CIT’s assistance for amounts in excess of the limitation set forth herein shall at all times and in all respects be in CIT’s sole discretion.  It is understood that the term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to CIT, the Issuing Bank and the Company, provided that Letters of Credit shall not be used for  the purchase of domestic Inventory or to secure present or future debt of domestic Inventory suppliers. Any and all outstanding Letters of Credit shall be reserved dollar for dollar from Availability  as an Availability Reserve.

Section 5.2            CIT shall have the right, without notice to the Company, to charge the Company’s Revolving Loan Account with the amount of any and all payments made by CIT under Letters of Credit Guaranty upon payment by CIT under Letters of Credit Guaranty.  Any amount charged to Company’s Revolving Loan Account shall be deemed a Revolving Loan hereunder and shall incur interest at the rate provided in Section 8.1 of this Financing Agreement.

Section 5.3            The Company unconditionally indemnifies CIT and holds CIT harmless from any and all loss, claim or liability incurred by CIT arising from any transactions or occurrences relating to Letters of Credit established or opened for the Company’s account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any errors, omissions, negligence, misconduct or action taken by any Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by CIT under the Letters of Credit Guaranty.  This indemnity shall survive termination of this Financing Agreement. The Company agrees that any charges incurred by CIT for the Company account by the Issuing Bank shall be conclusive on CIT and may be charged to the Company’s Revolving Loan Account.

Section 5.4            CIT shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; (c) the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; (e) any deviation from instructions; (f) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (g) any breach of contract between the shipper or vendors and the Company.

Section 5.5            The Company agrees that any action taken by CIT, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the Letter of Credit Guarantees, the drafts or acceptances, or any Collateral relating to any Letter of Credit, shall be binding on the Company and shall not result in any liability whatsoever of CIT to the Company.  In furtherance thereof, CIT shall have the full right and authority to: (a) clear and resolve any questions of non-compliance of documents; (b) give any instructions as to acceptance or rejection of any documents or goods; (c) execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in CIT’s sole name.  The Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from CIT, all without any notice to or any consent from the Company.  Notwithstanding any prior course of conduct or dealing with respect to the foregoing including amendments and non-compliance with documents and/or the Company’s instructions with respect thereto, CIT may exercise its rights hereunder in respect of Letters of Credit in its sole and reasonable business judgment. In addition, without CIT’s express consent and endorsement in writing, the Company agrees, in respect of any outstanding Letters of Credit: (a) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) after the occurrence and during the Continuation of an Event of Default, not to (i) clear and resolve any questions of non-compliance of documents, or (ii) give any instructions as to acceptances or rejection of any documents or goods.

Section 5.6            The Company agrees that: (a) any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured in all material respects; (b) all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will have been promptly and fully complied with in all material respects; and (c) any certificates in that regard that CIT may at any time reasonably request will be promptly furnished.  In connection herewith, the Company warrants and represents that all shipments made under any such Letters of Credit will be in accordance with the laws and regulations of the countries in which the shipments originate and terminate in all material respects, and will not be prohibited by any such laws and regulations.  The Company assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign Taxes, duties, or levies arising out of the Letters of Credit or Letters of Credit Guaranties or any related property.  Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Company’s risk, liability and responsibility.

Section 5.7            Upon any payments made to the Issuing Bank under the Letter of Credit Guaranty, CIT shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Company to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to CIT and apply in all respects to CIT and shall be in addition to any rights, remedies, duties or obligations contained herein.

SECTION 6

COLLATERAL

Section 6.1            As security for the prompt payment in full of all Obligations, the Company hereby pledges and grants to CIT a continuing general lien upon, and security interest in, all of its:

(a)           Accounts;

(b)           Inventory;

(c)           General Intangibles;

(d)           Documents of Title;

(e)           Other Collateral; and

(f)            Equipment.

Section 6.2            The security interests granted hereunder shall extend and attach to:

(a)           All Collateral which is owned by the Company or in which the Company has any interest, whether held by the Company or others for its account, and, if any Collateral is

Equipment, whether the Company’s interest in such Equipment is as owner, finance lessee or conditional vendee;

(b)           All Equipment, whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment; and

(c)           All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either CIT or the Company from the Company’s customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Company, or to the sale, promotion or shipment thereof.

Notwithstanding anything herein to the contrary, “Collateral” shall not include (a) any general intangible that is the subject of a written agreement which specifically prohibits assignment thereof or grant of a security interest therein but only to the extent of such prohibition, and only to the extent that the terms and provisions of such written agreement, document or instrument creating or evidencing such property or any rights relating thereto expressly prohibit the granting of a security interest therein or condition the granting of a security interest therein on the consent of a third party whose consent has not been obtained or would cause, or allow a third party to cause, forfeiture of such property upon the granting of a security interest therein or a breach under any written agreement relating thereto (any such agreement, document or instrument is referred to herein as a “Restricted Agreement”); provided, however, that (x) if any such provision purporting to prevent or condition the granting of a security interest is, or at any time becomes, ineffective or unenforceable under the UCC or other applicable law to prevent the creation of  a security interest in the applicable agreement, document or instrument and related rights or (y) upon any lapse or termination of such provision, then, under any such circumstance, the Collateral shall include, and Company shall be deemed to have granted a security interest in, all such general intangibles as if such provision had never been in effect or (b) any Real Estate, including the Valencia Real Estate.  To the best of the Company’s knowledge, all of the Company’s Restricted Agreements are identified on Schedule 5 hereto.  If Company enters into one or more Restricted Agreements after the Closing Date, Company shall notify CIT thereof no later than five (5) Business Days after its execution of each such agreement.

Section 6.3            The Company agrees to safeguard and protect all Inventory and make no disposition thereof except in the ordinary course of its business of the Company, as herein provided.  Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Trade Accounts Receivable, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition.  As to any such sale, exchange or other disposition, CIT shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation, to the extent permitted by law.  To the extent required by

Section 3.4 of this Financing Agreement, the Company hereby agrees to immediately forward any and all proceeds of Collateral to the Depository Account, and to hold any such proceeds (including any notes and instruments), in trust for CIT pending delivery to CIT.  Irrespective of CIT’s perfection status in any and all of the General Intangibles, including, without limitation, any Patents, Trademarks, Copyrights or licenses with respect thereto, the Company, effective upon the occurrence and during the Continuation of an Event of Default, hereby irrevocably grants CIT a royalty free license to sell, or otherwise dispose or transfer, in accordance with Section 10.3 of this Financing Agreement, and the applicable terms hereof, of any of the Inventory upon the occurrence of an Event of Default which has not been waived in writing by CIT.

Section 6.4            The Company agrees at its own cost and expense to keep the Equipment in as good and substantial repair and condition as the same is now or at the time the lien and security interest granted herein shall attach thereto in all material respects, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary.  The Company also agrees to safeguard, protect and hold all Equipment in accordance with the terms hereof and subject to  CIT’s security interest. Absent CIT’s prior written consent or as set forth herein, any sale, exchange or other disposition of any Equipment shall be made by the Company in the ordinary course of business.  The Company may sell, exchange or otherwise dispose of Equipment so long as (i) no  Default or Event of Default has occurred and is Continuing and (ii) any proceeds of such sale or disposal are promptly delivered to CIT by wire transfer, provided that (A) the Company may retain and use such proceeds to purchase replacement Equipment which the Company determines in its reasonable judgment to have a collateral value at least equal to the Equipment so disposed of or sold and (B) provided no Liquidity Event has occurred and is continuing, the Company may retain and use such proceeds in any manner it deems fit within its reasonable judgment and not in violation of the provisions of this Financing Agreement in an aggregate amount of up to Five Hundred Thousand Dollars ($500,000) during each consecutive twelve month period commencing on the Closing Date. Notwithstanding the prior sentence but provided that CIT has not notified the Company of the occurrence of a Continuing Event of Default under Section 10.1(g) hereof or arising out of a failure to comply with Section 7.10 hereof, the Company (x) may sell, exchange, abandon or otherwise dispose of Equipment in connection with its relocation of substantially all of its operations to the Valencia Real Estate and (y) may sell, exchange or otherwise dispose of obsolete or surplus Equipment in the ordinary course of business.  The Company shall remit by wire transfer to CIT the proceeds of a permitted disposition pursuant to the previous sentence if a Default or an Event of Default has occurred and is Continuing or if a Liquidity Event has occurred and is continuing;  in all other circumstances the Company may retain and use such proceeds in any manner it deems fit within its reasonable judgment and not in violation of the provisions of this Financing Agreement.  Upon the sale, exchange, or other disposition of the Equipment, as herein provided, the security interest provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Accounts, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sales, exchange or disposition.  As to any such sale, exchange or other disposition, CIT shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation, to the extent permitted by law.

Section 6.5            The rights and security interests granted to CIT hereunder are to continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the  Revolving Loan Account may from time to time be temporarily in a credit position, until the final payment in full to CIT of all Obligations and the termination of this Financing Agreement.  Any delay, or omission by CIT to exercise any right hereunder shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver shall be in writing and signed by CIT.  A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

Section 6.6            Notwithstanding CIT’s security interest in the Collateral and to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, CIT shall have the right in its sole discretion to determine which rights, liens, security interests or remedies CIT shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of CIT’s rights hereunder.

Section 6.7            Any balances to the credit of the Company and any other property or assets of the Company in the possession or control of CIT may be held by CIT as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due.  The liens and security interests granted herein, and any other lien or security interest CIT may have in any other assets of the Company, shall secure payment and performance of all now existing and future Obligations.  CIT may in its discretion charge any or all of the Obligations to the Revolving Loan Account when due.

Section 6.8            The Company possess all General Intangibles and rights thereto necessary to conduct its business as conducted as of the Closing Date in all material respects and the Company shall maintain its rights in, and the value of, the foregoing in the ordinary course of its business in all material respects, including, without limitation, by making timely payment with respect to any applicable material licensed rights.  The Company shall deliver to CIT, and/or shall cause the appropriate party to deliver to CIT, from time to time such pledge or security agreements with respect to General Intangibles (now or hereafter acquired) of the Company and its subsidiaries  as CIT shall reasonably require to obtain valid first liens thereon, subject to Permitted Encumbrances.  In furtherance of the foregoing, the Company shall provide timely notice to CIT of any additional federally registered Patents, Trademarks or Copyrights acquired or applied for subsequent to the Closing Date and the Company shall execute such documentation as CIT may reasonably require to obtain and perfect its lien thereon.  The Company hereby confirms that it shall deliver, or cause to be delivered, any pledged stock issued subsequent to the Closing Date to CIT in accordance with the applicable terms of the Pledge Agreement and prior to such delivery, shall hold any such stock in trust for CIT.  The Company, effective upon the occurrence and during the Continuation of an Event of Default, hereby irrevocably grants to CIT a royalty-free, non-exclusive license in the General Intangibles, including tradenames, Trademarks, Copyrights, Patents, licenses, and any other proprietary and intellectual property rights and any and all right, title and interest in any of the foregoing, for the sole purpose, upon the occurrence and during the Continuation of an Event of Default, of the right to: (i) advertise for sale and sell or transfer any Inventory bearing any of the General Intangibles, (ii) make, assemble, prepare for sale or complete, or cause others to do so, any applicable raw materials or Inventory bearing any of the General Intangibles, including use of the

Equipment and Real Estate for the purpose of completing the manufacture of unfinished goods, raw materials or work-in-process comprising  Inventory, and (iii) complete any services or orders undertaken by the Company from its customers and to invoice the customers therefor and, in each of the foregoing cases, to apply the proceeds thereof to the Obligations hereunder, all as further set forth in this Financing Agreement and irrespective of CIT’s lien and perfection in any General Intangibles.

SECTION 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 7.1            The Company hereby warrants and represents that: (a) the fair value of the Total Assets exceeds the book value of the Total Liabilities; (b) the Company is generally able to pay its debts as they become due and payable; and (c) the Company does not have unreasonably small capital to carry on its business as it is currently conducted absent extraordinary and unforeseen circumstances.  The Company further warrants and represents that: (i) Schedule 1 hereto correctly and completely sets forth the Company’s (A) chief executive office, (B) Collateral locations, (C) tradenames , and (D) all the other information listed on said Schedule; (ii) except for the Permitted Encumbrances, after filing of financing statements with the Secretary of State of the State of California and in the official records of the County of Los Angeles, California, this Financing Agreement creates a valid, perfected and first priority security interest in the Collateral that can be perfected by the filing of a financing statement and the security interests granted herein constitute and shall at all times constitute the first liens on the Collateral; (iii) except for the Permitted Encumbrances, the Company is, or will be, at the time additional Collateral is acquired by it, the owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; (iv) the Company will, at its expense, warrant and, at CIT’s request, defend the same from any and all material claims and demands of any other person other than a holder of a Permitted Encumbrance; (v) the Company will not grant, create or permit to exist, any lien upon, or security interest in, the Collateral, or any proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances; (vi) the Equipment is and will only be used by the Company in its business and will not be held for sale or lease, or removed from its premises, or otherwise disposed of by the Company except as otherwise permitted in this Financing Agreement; (vii) other than as disclosed to CIT in writing prior to the date hereof or disclosed pursuant to Section 7.2 hereof, to the best of the Company’s knowledge, as of the Closing Date there is no circumstance existing or likely to occur which could reasonably result in a claim by one or more third parties against the Company in excess of $500,000 in the aggregate; (viii) the Company has no subsidiaries other than the Inactive Subsidiaries; and (ix) none of the Inactive Subsidiaries is conducting any business or has any material assets.

Section 7.2            The Company agrees to maintain books and records pertaining to the Collateral in accordance with GAAP and in such additional detail, form and scope as CIT shall reasonably require. Without limiting CIT’s default rights and remedies upon the occurrence of an Event of Default, the Company agrees that CIT or its agents may enter upon the Company’s premises at any time during normal business hours, and from time to time in its reasonable business judgement not to exceed once per calendar quarter, for the purpose of inspecting the Collateral and any and all records pertaining thereto, except that if the sum of Availability and Liquid Assets is equal to or greater than Ten Million Dollars ($10,000,000) at the close of each and every Business Day during the term of this Financing Agreement, CIT and its agents shall not conduct such field examinations more frequently than once each one hundred fifty (150) days. The Company agrees to afford CIT ten (10) Business Days prior written notice of any change in the location of any Collateral, other than to locations, that as of the Closing Date, are known to CIT and at which CIT has fully perfected its liens thereon. The Company is also to advise CIT promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interests granted to CIT therein or relating to any matters which could reasonably be expected to have a Material Adverse Effect.

Section 7.3            The Company agrees to execute and deliver to CIT, from time to time, solely for CIT’s convenience in maintaining a record of the Collateral, such written statements and schedules as CIT may reasonably require designating, identifying or describing the Collateral, including, without limitation, Borrowing Base Certificates, provided that CIT may not request any such statements and schedules more frequently than monthly unless an Event of Default or Material Adverse Effect has occurred and is Continuing.  The Company shall deliver such monthly statements and schedules to CIT no later than the fifteenth (15th) day of each calendar month for the prior month.  The Company’s failure, however, to promptly give CIT such statements, or schedules shall not affect, diminish, modify or otherwise limit CIT’s security interests in the Collateral.

Section 7.4            The Company agrees to comply with the requirements of all state and federal laws in order to grant to CIT valid and perfected first security interests in the Collateral, subject only to the Permitted Encumbrances.  CIT is hereby authorized by the Company to file (including pursuant to the applicable terms of the UCC) from time to time any financing statements, continuations or amendments covering the Collateral.  The Company hereby consents to and ratifies any and all execution and/or filing of financing statements on or prior to the Closing Date by CIT.  The Company agrees to do whatever CIT may reasonably request, from time to time, by way of: (a) filing notices of liens, financing statements, amendments, renewals and continuations thereof; (b) cooperating with CIT’s agents and employees; (c) keeping Collateral records; (d) subject to Section 3.4 hereof, transferring proceeds of Collateral to CIT’s possession; and (e) performing such further acts as CIT may reasonably require in order to effect the purposes of this Financing Agreement, including but not limited to obtaining (i) Control Agreements with respect to deposit accounts and/or Investment Property, (ii) prior to or concurrent with the granting by the Company of a lien on any Real Estate owned by the Company, a mortgagee waiver and intercreditor agreement in form and substance reasonably satisfactory to CIT, and (iii) without limiting any other covenant, representation or warranty by the Company under this Financing Agreement, upon any of the Inactive Subsidiaries becoming active or owning any material assets or the formation or acquisition of any additional subsidiaries by the Company, the Company shall promptly take all steps necessary or useful in CIT’s reasonable discretion to create a lien on the equity owned by the Company in such subsidiary, including, without limitation, by entering into a Pledge Agreement with respect thereto.

Section 7.5

(a)           The Company agrees to maintain insurance on the Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are set forth on Schedule 4 annexed hereto.  All such policies are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to CIT or on property other than the Collateral, to be made payable to CIT, in case of loss, under a standard non-contributory “mortgagee”, “lender” or “secured party” clause and are to contain such other provisions as CIT may require to fully protect CIT’s interest in the Inventory and Equipment and to any payments to be made under such policies.  All original policies or true copies thereof are to be delivered to CIT, premium prepaid, with the loss payable endorsement in CIT’s favor, and shall provide for not less than thirty (30) days prior written notice to CIT of the exercise of any right of cancellation.  At the Company’s request, or if the Company fails to maintain such insurance, CIT may arrange for such insurance, but at the Company’s expense and without any responsibility on CIT’s part for:  (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. Upon the occurrence and during the Continuation of an Event of Default, CIT shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to CIT or on property other than the Collateral, have the sole right, in the name of CIT or the Company, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b)           (i)            In the event any part of the Company’s property constituting Collateral is damaged by fire or other casualty and the Insurance Proceeds for such damage or other casualty is less than or equal to $250,000.00, CIT shall, provided no Default or Event of Default has occurred and is Continuing, promptly remit any such Proceeds received by it to the Company . Upon the occurrence and during the Continuation of a Default or Event of Default, CIT may apply Insurance Proceeds to the Obligations in such manner as it may deem advisable in its sole discretion;

(ii)           Absent the occurrence and Continuation of an Event of Default, and provided that (x) the Company has sufficient business interruption insurance or available Liquid Assets to replace the lost profits of any of the Company’s facilities, and (y) the Insurance Proceeds are in excess of Two Hundred Fifty Thousand Dollars ($250,000), the Company may elect (by delivering written notice to CIT) to replace, repair or restore such property to substantially the equivalent condition prior to such fire or other casualty as set forth herein.  If the Company does not, or cannot, elect to use the Insurance Proceeds as set forth above, CIT may, subject to the rights of any holders of Permitted Encumbrances holding claims senior to CIT or on property other Collateral, apply the Insurance Proceeds to the payment of the Obligations in such manner and in such order as CIT may reasonably elect; and

(iii)         If, pursuant to the foregoing clause (ii), the Company elects to use Insurance Proceeds for the repair, replacement or restoration of any Equipment, and no Liquidity Event, Default or Event of Default has occurred and is Continuing, the Insurance Proceeds may be applied to such repair, replacement or restoration only upon receipt of non-cancelable executed purchase orders, delivery receipts or contracts for the replacement, repair or restoration of property, copies of which have been provided to CIT.  If there are insufficient Insurance Proceeds to cover the cost of restoration, the Company shall be responsible for the amount of any such insufficiency and shall reasonably demonstrate to CIT evidence of its ability to pay such difference without causing a Liquidity Event or shall pay all Insurance Proceeds to CIT for application to the Revolving Loan Account.  Completion of restoration shall be demonstrated to CIT and shall be evidenced by a final, unqualified certification of the architect, mechanic or engineer employed, if any, a sales or service contract certified as fully paid and performed or such other certification as may be required by law; or if none of the above is applicable, a written good faith determination of completion by the Company that is reasonably satisfactory to CIT.

(c)           The Company agrees to maintain liability insurance under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are set forth on Schedule 4 annexed hereto.  Without limiting the generality of the foregoing, Company shall maintain at all times professional liability insurance with coverage equal to or greater than Three Million Dollars ($3,000,000) per occurrence.  All such policies shall name CIT as an additional insured thereunder and are to contain such other provisions as CIT may reasonably require.  All original policies or true copies thereof are to be delivered to CIT, premium prepaid, with the additional insured endorsement in CIT’s favor, and shall provide for not less than thirty (30) days prior written notice to CIT of the exercise of any right of cancellation.  At the Company’s request, or if the Company fails to maintain such insurance, CIT may arrange for such insurance, but at the Company’s expense and without any responsibility on CIT’s part for:  (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. Upon the occurrence and during the Continuation of an Event of Default, CIT shall have the sole right, in the name of CIT or the Company, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(d)           In the event the Company fails to provide CIT with timely evidence, acceptable to CIT,  of its maintenance of insurance coverage required pursuant to this Section 7.5,  CIT may purchase, at the Company’s expense, such insurance.  The insurance acquired by CIT may, but need not, protect the Company’s interest in the Collateral, and therefore such insurance may not pay claims which the Company may have with respect to the Collateral or pay any claim which may be made against the Company in connection with the Collateral. In the event CIT purchases, obtains or acquires  liability insurance and insurance covering all or any portion of the Collateral, the Company shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable Chase Bank Rate for Revolving Loans  set forth in Section 8.1 hereof), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance.  CIT may charge all of such premiums, fees, costs, interest and other charges to the Company’s Revolving Loan Account.  The Company hereby acknowledges that the costs of the premiums of any insurance acquired by CIT may exceed the costs of insurance which the Company may be able to purchase on its own.  In the event that CIT purchases such insurance, CIT will notify the Company of said purchase within thirty (30) days of the date of such purchase.  If, within thirty (30) days of the date of such notice, the Company provides CIT with proof that the Company had the insurance coverage required pursuant to this Section 7.5 (in form and substance satisfactory to CIT) as of the date on which CIT purchased insurance and the Company continued at all times to have such insurance, then CIT agrees to cancel the insurance purchased by CIT and credit the Company’s Revolving Loan Account with the amount of all costs, interest and other charges associated with any insurance purchased by CIT, including with any amounts previously charged to the Revolving Loan Account.

Section 7.6            The Company agrees to pay, when due, all Taxes, including sales taxes, assessments, claims and other charges lawfully levied or assessed upon the Company or the Collateral unless such Taxes are being diligently contested in good faith by the Company by appropriate proceedings and adequate reserves are established in accordance with GAAP.  Notwithstanding the foregoing, if any lien shall be filed or claimed thereunder (A) for Taxes due the United States of America or (B) which in CIT’s opinion might create a valid obligation having priority over the rights granted to CIT herein (exclusive of Real Estate), such lien shall not be deemed to be a Permitted Encumbrance hereunder and the Company shall immediately pay such tax and remove the lien of record.  If the Company fails to do so promptly, then at CIT’s election, CIT may (i) create an Availability Reserve in such amount as it may deem appropriate in its business judgement, or (ii) upon the occurrence of a Default or Event of Default, imminent risk of seizure, filing of any priority lien, forfeiture, or sale of the Collateral, pay Taxes on the Company’s behalf, and the amount thereof shall be an Obligation secured hereby and due on demand.

Section 7.7            The Company:  (a) agrees to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would have a Material Adverse Effect, provided that the Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which could not reasonably be expected to result in a Material Adverse Effect; (b) agrees to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the Collateral, the ownership and/or use of its real property and operation of its business, which the failure to comply with would have a Material Adverse Effect, and (c) shall not be deemed to have breached any provision of this Section 7.7 if (i) the failure to comply with the requirements of this Section 7.7 resulted from good faith error or innocent omission, (ii) the Company promptly commences and diligently pursues a cure of such breach, and (iii) such failure is cured within thirty (30) days following the Company’s receipt of notice of such failure, or if such cannot in good faith be cured within thirty (30) days, then such breach is cured within a reasonable time frame based upon the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.

Section 7.8            Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Company agrees that, unless CIT shall have otherwise consented in writing, the Company will furnish to CIT: (a) within ninety (90) days after the end of each Fiscal Year of the Company, audited Consolidated Financial Statements, as at the close of such year, audited by independent public accountants selected by the Company and satisfactory to CIT; (b) within forty-five (45) days after the end of each Fiscal Quarter (other than the Fiscal Quarter ending on December 31 of each year) Consolidated Financial Statements as at the end of such period, certified by an authorized financial or accounting officer of the Company; and (c) from time to time, such further information regarding the business affairs and financial condition of the Company and its consolidated subsidiaries as CIT may reasonably request, including, without limitation (i) the accountant’s management practice letter and (ii) annual cash flow projections in form reasonably satisfactory to CIT.  Each financial statement which the Company is required to submit hereunder must be accompanied by an officer’s certificate, signed by the President, Vice President, Controller, or Treasurer, pursuant to which any one such officer must certify that: (x) the financial statement(s) fairly and accurately represent(s) the Company’s financial condition at the end of the particular accounting period, as well as the Company’s operating results during such accounting period, subject to year-end audit adjustments in all material respects; and (y) during the particular accounting period: (A) to the best of such officers’ knowledge after due inquiry, there has been no Default or Event of Default under this Financing Agreement that has occurred and is Continuing, provided, however, that if any such officer has knowledge that any such Default or Event of Default, has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer’s certificate; (B) the Company has not received any notice of cancellation with respect to its property insurance policies except as may be set forth in such certificate; (C) the Company has not received any notice that could reasonably be expected to have a Material Adverse Effect except as may be set forth in such certificate; and (D) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Financing Agreement except as set forth in such certificate.

Section 7.9            Until termination of the Financing Agreement and payment and satisfaction of all Obligations hereunder, the Company agrees that, without the prior written consent of CIT, except as otherwise herein provided, the Company will not:

(a)           Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of  the Company’s Collateral or any other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

(b)           Incur or create any Indebtedness other than the Permitted Indebtedness;

(c)           Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) either all or substantially all of the Company’s assets, which do not constitute Collateral, except that this clause (ii) shall not apply to the Valencia Real Estate or to the purchase or sale of Investment Property constituting Indebtedness (but excluding anything that would be considered Margin Stock);

(d)           Except as allowed in clause (f) below, merge, consolidate or otherwise alter or modify its corporate name, principal place of business, structure, or existence, re-incorporate or re-organize, form any subsidiaries, or enter into or engage in any operation or activity that is not in the same or a similar industry from that presently being conducted by the Company, except that the Company may change its corporate name or address; provided that: (i) the Company shall give CIT thirty (30) days prior written notice in the case of a change of name and ten (10) days prior written notice in the case of a change of address and (ii) the Company shall execute and deliver, prior to or simultaneously with any such action, any and all documents and agreements requested by CIT to confirm the continuation and preservation of all security interests and liens granted to CIT hereunder, and except that the Company may engage in transactions permitted by Section 7.9(f) hereof;

(e)           Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and except in respect of Letters of Credit and other Permitted Indebtedness;

(f)            Make any advance or loan to, or any investment in, any firm, entity, person or corporation, or purchase or acquire all or substantially all of the stock or assets of any entity, person or corporation, except that the Company may purchase or acquire all or substantially all of the stock or assets of any business, entity, person or corporation (the “Target”) without the consent of CIT if:

(i)            the Target is engaged in the same or similar industry as the Company;

(ii)           the cash purchase price plus any deferred or contingent consideration plus any liabilities of the Target assumed by the Company for the purchase of the stock or assets of the Target (collectively, the “Gross Purchase Price”) is equal to or less than Fifty Million Dollars ($50,000,000); and

(iii)         immediately after giving effect to the sale and purchase of the stock or assets of the Target by the Company, the sum of (x) Availability (excluding any Availability that may be created by the inclusion of the assets of the Target in the calculation of the Borrowing Base) and (y) Liquid Assets less the Gross Purchase Price is equal to or greater than Fifteen Million Dollars ($15,000,000).

Notwithstanding the foregoing, the Company may purchase or acquire and dispose of cash, cash equivalents and other publicly traded Investment Property constituting investment grade indebtedness (but excluding Margin Stock).

(g)           Pay any management, consulting or other similar fees to any person, corporation or other entity affiliated with the Company in excess of Five Hundred Thousand Dollars during any consecutive twelve month period, except that the Company may pay fees to the  members of the board of directors of the Company in the ordinary course of business and make payments made pursuant to the existing severance arrangements with James B. Peter).

Section 7.10         Until termination of the Financing Agreement and payment and satisfaction in full of all Obligations hereunder, the Company shall:

(a)           Reserved.

(b)           subject to the proviso at the end of this Section 7.10, have at the end of each period a cumulative sum from July 1, 2003 and ending on the date set forth in the table below no less than the corresponding amount of Free Cash Flow:

Period End Date	Free Cash Flow (negative)
September 30, 2003	($6,000,000.00)
December 31, 2003	($7,000,000.00)
March 31, 2004	($17,500,000.00)
June 30, 2004	($22,000,000.00)
September 30, 2004	($23,250,000.00)
December 31, 2004	($18,500,000.00)
March 31, 2005	($17,250,000.00)
June 30, 2005	($16,000,000.00)
September 30, 2005	($14,750,000.00)
December 31, 2005	($13,500,000.00)
March 31, 2006	($12,250,000.00)
June 30, 2006	($11,000,000.00)

Provided, the Company shall not be required to comply with the financial covenants set forth in Section 7.10(b) of this Financing Agreement so long as: (x) the sum of Availability and Liquid Assets, in each case at the close of each and every Business Day during the term of this Financing Agreement, exceeds the then current Line of Credit and (y) no Default or Event of Default has occurred and is Continuing.

Section 7.11         The Company agrees to advise CIT in writing of:  (a) all expenditures (actual or anticipated) in excess of Two Hundred Fifty Thousand Dollars ($250,000) from the budgeted amount therefor in any Fiscal Year for (i) environmental clean-up, (ii) environmental compliance or  (iii) environmental testing and the impact of said expenses on the Company’s Working Capital; and (b) any notices the Company receives from any local, state or federal authority advising the Company of any environmental liability (real or potential) stemming from the Company’s operations, its premises, its waste disposal practices, or waste disposal sites used by the Company and to provide CIT with copies of all such notices if so required.

Section 7.12         The Company hereby agrees to indemnify and hold harmless CIT and its officers, directors, employees, attorneys and agents (each an “Indemnified Party”) from, and holds each of them harmless against, any and all losses, liabilities, obligations, claims, actions, damages, costs and expenses (including attorney’s fees) and any payments made by CIT pursuant to any indemnity provided by CIT with respect to or to which any Indemnified Party could be subject insofar as such losses, liabilities, obligations, claims, actions, damages, costs, fees or expenses with respect to the Loan Documents, including without limitation those which may arise from or relate to: (a) the Depository Account, the Blocked Accounts, the lockbox and/or any other depository account and/or the agreements executed in connection therewith; and (b) any and all claims or expenses asserted against CIT as a result of any environmental pollution, hazardous material or environmental clean-up relating to the Real Estate; or any claim or expense which results from the Company’s operations (including, but not limited to, the Company’s off-site disposal practices) and use of the Real Estate, which CIT may sustain or incur (other than solely as a result of the physical actions of CIT on the Company’s premises which are determined to constitute gross negligence or willful misconduct by a court of competent jurisdiction), all whether through the alleged or actual negligence of such person or otherwise, except and to the extent that the same results solely and directly from the gross negligence or willful misconduct of such Indemnified Party as finally determined by a court of competent jurisdiction. The Company hereby agrees that this indemnity shall survive termination of this Financing Agreement, as well as payments of Obligations which may be due hereunder. CIT may, in its sole business judgement, establish such Availability Reserves with respect thereto as it may deem reasonably advisable under the circumstances and, upon any termination hereof, hold such reserves as cash reserves for any such contingent liabilities.

Section 7.13         Without the prior written consent of CIT, the Company agrees that it will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property, with any subsidiary, owner or affiliate, provided that, except as otherwise set forth in this Financing Agreement, the Company may enter into sale and service transactions in the ordinary course of its business and pursuant to the reasonable requirements of the Company, and upon standard terms and conditions and fair and reasonable terms, no less favorable to the Company than the Company could obtain in a comparable arms length transaction with an unrelated third party, provided further that no Default or Event of Default exists or will occur hereunder prior to and after giving effect to any such transaction.

Section 7.14         The Company hereby represents that, as of the Closing Date: (a) all of the Company’s and its subsidiaries’ federally registered or applications to federally register:  (i) Trademarks, (ii) Patents, and (iii) Copyrights are identified on Schedule 6 hereto; (b) monthly rental payments for any leased premises or Collateral locations are identified on Schedule 7 hereto; and (c) Permitted Encumbrances described in clauses (a) and (b) of the definition thereof are identified on Schedule 8 hereto.  The Company shall notify CIT of any change in the information set forth in Schedule 6 within thirty (30) days after the end of the Fiscal Quarter during which such change occurs and of any change in the information set forth in Schedules 7 and 8 within thirty (30) days after the end of the Fiscal Year during which such change occurs.

Section 7.15         The Company shall use reasonable efforts to deliver to CIT within a reasonable time a recordable landlord waiver for the Company’s chief executive office and Control Agreements with respect to all of the Company’s material deposit accounts, all fully executed in form and substance reasonably satisfactory to CIT.

SECTION 8

INTEREST, FEES AND EXPENSES

Section 8.1

(a)           Interest on the Revolving  Loans, whether bearing interest based on the Chase Bank Rate or LIBOR, shall be payable monthly at the end of each month. Chase Bank Rate Loans shall be an amount equal to the Chase Bank Rate plus one half of one percent (0.5%) per annum on the average of the net balances owing by the Company to CIT in the Revolving Loan Account at the close of each day during such month.  In the event of any change in said  Chase Bank Rate, the rate hereunder for Chase Bank Rate Loans shall change, as of the date of such change, so as to remain one half of one percent (0.5%) above the  Chase Bank Rate.  The rate hereunder for Chase Bank Rate Loans shall be calculated based on a 360-day year.  CIT shall be entitled to charge the Company’s Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.

(b)           Upon the occurrence and during the Continuation of an Event of Default and the giving of any required notice by CIT in accordance with the provisions of Section 10.2 hereof, all Obligations shall bear interest at the Default Rate of Interest.

Section 8.2            If the average of the net balances owing by the Company to CIT in the Revolving Loan Account at the close of each day during any month is less than Five Million Dollars ($5,000,000), CIT shall charge Company a fee equal to interest (applying the Chase Bank Rate plus the applicable margin in accordance with this Financing Agreement) on the amount of such difference. Such fee shall be payable at the end of the applicable month.  No fees described in this Section 8.2 shall accrue prior to the Closing Date or to the extent, and only to the extent, that such fee results from: (a) the Company’s inability to borrow Revolving Loans or direct the issuance of Letters of Credit otherwise available to it in accordance with this Financing Agreement due to CIT’s establishment of one or more Availability Reserves (excluding Availability Reserves for issued, undrawn Letters of Credit and for unpaid Taxes pursuant to Section 7.6); (b) the Company’s inability to borrow Revolving Loans or direct the issuance of Letters of Credit otherwise available to it in accordance with this Financing Agreement due to CIT’s election to not make Revolving Loans or finance Letters of Credit while an Event of Default has occurred and is Continuing; (c) the payment in full of the Obligations and the termination of this Financing Agreement; or (d) CIT’s election to treat as ineligible for borrowing purposes one or more Trade Accounts Receivable due solely to the failure of such Account to satisfy the criterion set forth in clause (b)(xiv) of the definition of Eligible Accounts Receivable.

Section 8.3            In consideration of the Letter of Credit Guaranty of CIT, the Company shall pay CIT the Letter of Credit Guaranty Fee which shall be an amount equal to two percent (2%) per annum, payable monthly at the end of each month, on the face amount of each standby Letter of Credit less the amount of any and all amounts previously drawn under such standby Letter of Credit.

Section 8.4            Any and all charges, fees, commissions, costs and expenses charged to CIT for the Company’s account by any Issuing Bank in connection with, or arising out of, Letters of Credit or out of transactions relating thereto will be charged to the Revolving Loan Account in full when charged to, or paid by CIT, or as may be due upon any termination of this Financing Agreement hereof, and when made by any such Issuing Bank shall be conclusive on CIT.

Section 8.5            The Company shall reimburse or pay CIT for all Out-of-Pocket Expenses.  Upon request of the Company, CIT shall provide Company with a reasonably detailed accounting of the Out-of-Pocket Expenses invoiced to Company, provided that the Company shall not delay payment of such expenses pending receipt of such accounting.

Section 8.6            Upon the last Business Day of each month, commencing on September 30, 2003, the Company shall pay to CIT (i)  the Line of Credit Fee (except that the Line of Credit Fee shall be reduced by the amount of the fee set forth in Section 8.2 actually paid for the particular month), and (ii) interest on the Collection Days.  Interest will be computed at the rate, and in the manner, set forth in Section 8.1 of this Financing Agreement. Notwithstanding the foregoing, so long as the Blocked Account has not been activated by CIT as set forth in Section 3.4 (b) above,  interest on the “Collection Days” shall not be charged but in lieu of charging interest on the Collection Days, Company agrees to pay to CIT an In Lieu Collection Fee of $1,000 per month (pro-rated for any partial month) due and payable on the last day of each month beginning on the last day of the month of the Closing Date and continuing on the last day of each succeeding month until this Agreement has been terminated and the Obligations paid in full.  If CIT activates the Blocked Account pursuant to Section 3.4 (b) (and so long as the Blocked Account is active), interest on the Collection Days shall be charged.  In no event shall the In Lieu Collection Fee be charged if CIT is charging interest on the Collection Days.  If during any month interest on the Collection Days is charged for a portion of the month and/or the In Lieu Collection Fee is charged for another portion of the month, interest on the Collection Days and the In Lieu Collection Fee shall be charged only for those days of the month during which each such charge was applicable.

Section 8.7            To induce CIT to enter into this Financing Agreement and to extend to the Company the Revolving Loans and  Letters of Credit Guaranties, the Company shall pay to CIT a Loan Facility Fee in the amount of three-quarters of one percent of the initial  Line of Credit, or One Hundred Twelve Thousand Five Hundred Dollars ($112,500.00), payable upon execution of this Financing Agreement.  The Commitment Fee shall be credited toward the Loan Facility Fee upon consummation of this financing transaction on the Closing Date.

Section 8.8            On the Closing Date and each anniversary of the Closing Date thereafter, the Company shall pay to CIT the Administrative Management Fee, which shall be deemed fully earned when due.

Section 8.9            The Company shall pay CIT’s standard charges and fees for CIT’s personnel used by CIT for reviewing the books and records of the Company and for verifying, testing, protecting, safeguarding, preserving or disposing of all or any part of the Collateral (which fees shall be no more than Seven Hundred Fifty Dollars ($750) per person per day and shall be in addition to the Administrative Management Fee and any Out-of-Pocket Expenses).  Upon request of the Company, CIT shall provide Company with a reasonably detailed accounting of the expenses invoiced to Company pursuant to this Section 8.9, provided that the Company shall not delay payment of such expenses pending receipt of such accounting.

Section 8.10         The Company hereby authorizes CIT to charge the Revolving Loan Account with the amount of all payments due hereunder as such payments become due.  The Company confirms that any charges which CIT may so make to the Revolving Loan Account as herein provided will be made as an accommodation to the Company and solely at CIT’s discretion.

Section 8.11         In the event that CIT or any participant hereunder (or any financial institution which may from time to time become a participant or lender hereunder) shall have determined in the exercise of its reasonable business judgement, that subsequent to the Closing Date, any change in applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof, or compliance by CIT or such participant with any new request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on CIT’s or such participant’s capital as a consequence of its obligations hereunder to a level below that which CIT or such participant could have achieved but for such adoption, change or compliance (taking into consideration CIT or such participant’s policies with respect to capital adequacy) by an amount reasonably deemed by CIT or such participant to be material, then, from time to time, the Company shall pay no later than five (5) days following demand to CIT or such participant such additional amount or amounts as will compensate CIT’s or such participant’s for such reduction.  In determining such amount or amounts, CIT or such participant may use any reasonable averaging or attribution methods.  The protection of this Section 8.11 shall be available to CIT or such participant regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.  A certificate of CIT or such participant setting forth such amount or amounts as shall be necessary to compensate CIT or such participant with respect to this Section 8 and the calculation thereof when delivered to the Company shall be conclusive on the Company absent manifest error.  Notwithstanding anything in this Section to the contrary, in the event CIT or such participant has exercised its rights pursuant to this Section, and subsequent thereto determines that the additional amounts paid by the Company in whole or in part exceed the amount which CIT or such participant actually required to be made whole, the excess, if any, shall be returned to the Company by CIT or such participant.

Section 8.12         In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by CIT or such participant with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)           subject CIT or such participant to any tax of any kind whatsoever with respect to this Financing Agreement or change the basis of taxation of payments to CIT or such participant of principal, fees, interest or any other amount payable hereunder or under any other documents (excluding taxes imposed on or measured by its overall net income, franchise taxes imposed on it (in lieu of net income taxes), and any branch profits or similar tax imposed by the jurisdiction (or any political subdivision thereof) under the laws of which any such person is organized or maintains a lending office or is deemed to be doing business on all or part of its net income, profits or gains);

(b)           impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by CIT or such participant by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)           impose on CIT or such participant any other condition with respect to this Financing Agreement or any other document, and the result of any of the foregoing is to increase the cost to CIT or such participant of making, renewing or maintaining its loans hereunder by an amount that CIT or such participant deems to be material in the exercise of its reasonable business judgement or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans by an amount that CIT or such participant deems to be material in the exercise of its reasonable business judgement, then, in any case the Company shall pay CIT or such participant, within five (5) days following its demand, such additional cost or such reduction, as the case may be.  CIT or such participant shall certify the amount of such additional cost or reduced amount to the Company and the calculation thereof and such certification shall be conclusive upon the Company absent manifest error.  Notwithstanding anything in this paragraph to the contrary, in the event CIT or such participant has exercised its rights pursuant to this paragraph, and subsequent thereto determine that the additional amounts paid by the Company in whole or in part exceed the amount which CIT or such participant actually required pursuant hereto, the excess, if any, shall be returned to the Company by CIT or such participant.

Section 8.13         The Company may request LIBOR Loans on the following terms and conditions:

(a)           The Company may elect on or subsequent to the Closing Date and from time to time thereafter  (i) to request any loan made hereunder to be a LIBOR Loan as of the date of such loan or (ii) to convert Chase Bank Rate Loans to LIBOR Loans, and may elect from time to time to convert LIBOR Loans to Chase Bank Rate Loans by giving CIT at least three (3) Business Days’ prior irrevocable notice of such election, provided that any such conversion of LIBOR Loans to Chase Bank Rate Loans shall only be made, subject to the second following sentence, on the last day of an Interest Period with respect thereto.  Should the Company elect to convert Chase Bank Rate Loans to LIBOR Loans, it shall give CIT at least four (4) Business Days’ prior irrevocable notice of such election.  If the last day of an Interest Period with respect to a loan that is to be converted is not a Business Day, then such conversion shall be made on the next succeeding Business Day, as the case may be, and during the period from such last day of an Interest Period to such succeeding Business Day, such loan shall bear interest as if it were a Chase Bank Rate Loan.  All or any part of outstanding Chase Bank Rate Loans then outstanding with respect to Revolving Loans may be converted to LIBOR Loans as provided herein, provided that partial conversions shall be in multiples in an aggregate principal amount of $1,000,000 or more.

(b)           Any LIBOR Loans may be continued as such upon the expiration of an Interest Period, provided the Company so notifies  CIT, at least three (3) Business Days’ prior to the expiration of said Interest Period, and provided further that no LIBOR Loan may be continued as such upon the occurrence and during the Continuation of any Default or Event of Default under this Financing Agreement, but shall be automatically converted to a Chase Bank Rate Loan on the last day of the Interest Period during which occurred such Default or Event of Default.  Absent such notification, LIBOR Rate Loans shall convert to Chase Bank Rate Loans on the last day of the applicable Interest Period.  Each notice of election, conversion or continuation furnished by the Company pursuant hereto shall specify whether such election, conversion or continuation is for a one, two, three or six month period.  Notwithstanding anything to the contrary contained herein, CIT (or any participant, if applicable) shall not be required to purchase United States Dollar deposits in the London interbank market or from any other applicable LIBOR Rate market or source or otherwise “match fund” to fund LIBOR Rate Loans, but any and all provisions hereof relating to LIBOR Rate Loans shall be deemed to apply as if CIT (and any participant, if applicable) had purchased such deposits to fund any LIBOR Rate Loans.

(c)           The Company may request a LIBOR Loan, convert any Chase Bank Rate Loan or continue any LIBOR Loan provided no Default or Event of Default has occurred and is Continuing.

(d)           The Company may repay a LIBOR Loan at any time, it being understood that Company may incur obligations as a result thereof under Section 8.19 hereof.

Section 8.14

(a)           The LIBOR Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the LIBOR determined for each Interest Period in accordance with the terms hereof plus two and one-half percent (2.5%).

(b)           If all or a portion of the outstanding principal amount of the Obligations shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such outstanding amount, to the extent it is a LIBOR Loan, shall be converted to a Chase Bank Rate Loan at the end of the last Interest Period therefor.

(c)           The Company may not have more than five (5) LIBOR Loans outstanding at any given time.

Section 8.15

(a)           Interest in respect of the LIBOR Loans shall be calculated on the basis of a 360 day year and shall be payable as of the end of each month.

(b)           CIT shall, at the request of the Company, deliver to the Company a statement showing the quotations given by JPMorgan Chase Bank and the computations used in determining any interest rate pursuant to Section 8.14 hereof.

Section 8.16         As further set forth in Section 8.12 above, in the event that CIT (or any financial institution which may become a participant hereunder) shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon the Company absent manifest error) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR applicable for any Interest Period with respect to: (a) a proposed loan that the Company has requested be made as a LIBOR Loan; (b) a LIBOR Loan that will result from the requested conversion of a Chase Bank Rate Loan into a LIBOR Loan; or (c) the continuation of LIBOR Loans beyond the expiration of the then current Interest Period with respect thereto, CIT shall forthwith give written notice of such determination to the Company at least one (1) Business Day prior to, as the case may be, the requested borrowing date for such LIBOR Loan, the conversion date of such Chase Bank Rate Loan or the last day of such Interest Period.  If such notice is given (i) any requested LIBOR Loan shall be made as a Chase Bank Rate Loan, (ii) any Chase Bank Rate Loan that was to have been converted to a LIBOR Loan shall be continued as a Chase Bank Rate Loan, and (iii) any outstanding LIBOR Loan shall be converted, on the last day of then current Interest Period with respect thereto, to a Chase Bank Rate Loan.  Until such notice has been withdrawn by CIT, no further LIBOR Loan shall be made nor shall the Company have the right to convert a Chase Bank Rate Loan to a LIBOR Loan.

Section 8.17         If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.

Section 8.18         Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for CIT to make or maintain LIBOR Loans as contemplated herein, the then outstanding LIBOR Loans, if any, shall be converted automatically to Chase Bank Rate Loans as of the end of such month, or within such earlier period as required by law.  The Company hereby agrees promptly to pay CIT, upon demand, any additional amounts necessary to compensate CIT for any costs incurred by CIT in making any conversion in accordance with this Section 8 including, but not limited to, any interest or fees payable by CIT to lenders of funds obtained by CIT in order to make or maintain LIBOR Loans hereunder.

Section 8.19         The Company agrees to indemnify and to hold  CIT (including any participant) harmless from any loss or expense which  CIT or such participant may sustain or incur as a consequence of: (a) Default by the Company in payment of the principal amount of or interest on any LIBOR Loans, as and when the same shall be due and payable in accordance with the terms of this Financing Agreement, including, but not limited to, any such loss or expense arising from interest or fees payable by  CIT or such participant to lenders of funds obtained by either of them in order to maintain the LIBOR Loans hereunder; (b) default by the Company in making a borrowing or conversion after the Company has given a notice in accordance with Section 8.13 hereof; (c) any prepayment of LIBOR Loans on a day which is not the last day of the Interest Period applicable thereto, including, without limitation, prepayments arising as a result of the application of the proceeds of Collateral to the Revolving Loans; and (d) default by the Company in making any prepayment after the Company had given notice to CIT thereof. The determination by CIT of the amount of any such loss or expense, when set forth in a written notice to the Company, containing CIT’s calculations thereof in reasonable detail, shall be conclusive on the Company in the absence of manifest error.  Calculation of all amounts payable under this section with regard to LIBOR Loans shall be made as though CIT had actually funded the LIBOR Loans through the purchase of deposits in the relevant market and currency, as the case may be, bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant interest period; provided, however, that CIT may fund each of the LIBOR Loans in any manner CIT sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this section.  In addition, notwithstanding anything to the contrary contained herein, CIT shall apply all proceeds of Collateral and all other amounts received by it from or on behalf of the Company that are required to pay Revolving Loans hereunder (i) initially to the Chase Bank Rate Loans and (ii) subsequently to LIBOR Loans; provided, however, (x) upon the occurrence and during the Continuation of an Event of Default or (y) in the event the aggregate amount of outstanding LIBOR Rate Loans exceeds Availability or the applicable maximum levels set forth therefor, CIT may apply all such amounts received by it to the payment of Obligations in such manner and in such order as CIT may elect in its reasonable business judgment.  In the event that any such amounts are applied to Revolving Loans which are LIBOR Loans, such application shall be treated as a prepayment of such loans and CIT shall be entitled to indemnification hereunder.  This covenant shall survive termination of this Financing Agreement and payment of the outstanding Obligations.

Section 8.20         Notwithstanding anything to the contrary in this Agreement, in the event that, by reason of any Regulatory Change (for purposes hereof “Regulatory Change” shall mean, with respect to CIT, any change after the date of this Financing Agreement in United States federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including CIT of or under any United States federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), CIT either (a) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Financing Agreement or a category of extensions of credit or other assets of CIT which includes LIBOR Loans, or (b) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which it may hold, then, if CIT so elects by notice to the Company, the obligation of CIT to make or continue, or to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

Section 8.21         For purposes of this Financing Agreement and Section 8 hereof, any reference to CIT shall include any financial institution which may become a participant or co-lender subsequent to the Closing Date.

SECTION 9

POWERS

The Company hereby constitutes CIT, or any person or agent CIT may designate, as its attorney-in-fact, at the Company’s cost and expense, to exercise all of the following powers (but without any obligation on the part of CIT to exercise such powers, except as may be required by law), which being coupled with an interest, shall be irrevocable until all Obligations to CIT have been paid in full:

(a)           To receive, take, endorse, sign, assign and deliver, all in the name of CIT or the Company, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

(b)           To receive, open and dispose of all mail addressed to the Company and to notify postal authorities to change the address for delivery thereof to such address as CIT may designate;

(c)           To request from customers indebted on Accounts at any time, in the name of CIT, information concerning the amounts owing on the Accounts;

(d)           To request from customers indebted on Accounts at any time, in the name of the Company, in the name of a certified public accountant designated by CIT or in the name of CIT’s designee, information concerning the amounts owing on the Accounts;

(e)           To transmit to customers indebted on Accounts notice of CIT’s interest therein and to notify customers indebted on Accounts to make payment directly to CIT for the Company’s account; and

(f)            To take or bring, in the name of CIT or the Company, all steps, actions, suits or proceedings deemed by CIT necessary or desirable to enforce or effect collection of the Accounts.

Notwithstanding anything hereinabove contained to the contrary, the powers set forth in paragraphs (a), (b), (c), (e) and (f) above may only be exercised after the occurrence and during the Continuation of an Event of Default.

SECTION 10

EVENTS OF DEFAULT AND REMEDIES

Section 10.1         Notwithstanding anything hereinabove to the contrary, CIT may terminate this Financing Agreement immediately upon the occurrence of any of the following (herein “Events of Default”):

(a)           cessation of the business of the Company or the calling of a meeting of the creditors of the Company for purposes of compromising the debts and obligations of the Company;

(b)           the failure of the Company to generally meet its debts as they mature;

(c)           (i) the commencement by the Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; (ii) the commencement against the Company, of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of the Company, provided that such Default shall not be deemed an Event of Default if such proceeding is controverted within twenty (20) days and dismissed and vacated within forty-five (45) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or the Company shall take action to authorize or effect any of the actions in any such proceeding; or (iii) the commencement (x) by the Company’s subsidiaries, or any one of them (other than any Inactive Subsidiary), of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any applicable state law, or (y) against  the Company’s subsidiaries, or any one of them (other than any Inactive Subsidiary), of any involuntary bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under applicable law, provided that such Default shall not be deemed an Event of Default if such proceeding is controverted within twenty (20) days and dismissed or vacated within forty-five (45) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or the Company’s subsidiaries, or any one of them (other than any Inactive Subsidiary), shall take action to authorize or effect any of the actions in any such proceeding;

(d)           breach by the Company of any warranty or representation in any material respect or covenant contained herein (other than those referred to in subparagraph (e) and (f) below) or in any other written agreement between the Company or CIT, provided that such Default by the Company of any of the warranties, representations or covenants referred in this clause (d) shall not be deemed to be an Event of Default unless and until (if such Default is capable of cure) such Default shall remain unremedied to CIT’s satisfaction for a period of ten (10) Business Days from the date of such breach;

(e)           breach by the Company of any covenant set forth in Sections 7.3 and 7.8 hereof, provided that any such breach shall not constitute an Event of Default unless CIT has provided notice of such breach to the Company and Company has not cured such breach within three (3) Business Days, provided further, that Company shall not be entitled to the benefit of the foregoing notice obligation on the part of CIT and subsequent cure period more than three (3) times in the aggregate during any consecutive twelve month period;

(f)            breach by the Company of any warranty, representation or covenant of Sections 3.3 (other than the fourth sentence of Section 3.3) and 3.4 hereof; Sections 6.3 and 6.4 (other than the first sentence of Section 6.4) hereof; Sections 7.1, 7.5, 7.6, and 7.9 through 7.14 hereof;

(g)           failure of the Company to pay any of the Obligations when due, provided that nothing contained herein shall prohibit CIT from charging such amounts to the Revolving Loan Account on the due date thereof;

(h)           the Company shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) have any “accumulated funding deficiency” as defined in ERISA, (iii) have any “reportable event” as defined in ERISA, (iv) terminate any “plan”, as defined in ERISA or (v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any “plan”, as defined in ERISA, and with respect to this subparagraph (g) such event or condition (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in the reasonable opinion of CIT, subject the Company to any tax, penalty or other liability material to the business, operations or financial condition of the Company;

(i)            without the prior written consent of CIT and, except as permitted in the Subordination Agreement, the Company shall (x) amend or modify the Subordinated Debt, or (y) make any payment on account of the Subordinated Debt;

(j)            the occurrence of any default or event of default (after giving effect to any applicable grace or cure periods or any written waiver thereof by the affected party) under any instrument or agreement evidencing (x) Subordinated Debt or (y) any other Indebtedness of the Company having a principal amount in excess of $250,000; or

(k)           failure of the Company to maintain its existing federal, state and other business licenses, certifications and permits which are material to the operation of the Company’s business in full force, scope and effect, including, without limitation, its certification pursuant to the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), its laboratory testing license under the laws of the State of California, and its status as an approved provider by the Centers for Medicare and Medicaid Services (“CMS”).

Section 10.2         Upon the occurrence and during the Continuation of a Default and/or an Event of Default, at the option of CIT, all loans, advances and extensions of credit provided for in Sections 3, 4 and 5 of this Financing Agreement shall be thereafter in CIT’s sole discretion and the obligation of CIT to make Revolving Loans, open Letters of Credit and provide Letters of Credit Guaranties, shall cease unless such Default is cured to CIT’s satisfaction or Event of Default is waived in writing by CIT, and at the option of CIT upon the occurrence of an Event of Default: (a) all Obligations shall become immediately due and payable; (b) CIT may charge the Company the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 8 of this Financing Agreement, provided that, with respect to this clause “(b)” CIT has given the Company written notice of the Event of Default; provided, however, that no notice is required if the Event of Default is the Event listed in Section 10.1(c), and (c) CIT may immediately terminate this Financing Agreement upon notice to the Company; provided, however,  that upon the occurrence of  an Event of Default listed in  Section 10.1(c), this Financing Agreement shall automatically terminate and all Obligations shall become due and payable, without any action, declaration, notice or demand by CIT.  The exercise of any option is not exclusive of any other option, which may be exercised at any time by CIT.

Section 10.3         Immediately upon the occurrence of any Event of Default, CIT may, to the extent permitted by law:  (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any

Collateral (including any electronic records, contracts and signatures pertaining thereto), documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or CIT may use, at the Company’s expense, such of the Company’s personnel, supplies or space at the Company’s places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Company or CIT, and generally shall have all other rights respecting said Accounts, including without limitation the right to:  accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Company or CIT; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed Inventory, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at CIT’s sole option and discretion, and CIT may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Company; (d) foreclose the security interests in the Collateral created herein or by the Loan Documents by any available judicial procedure, or to take possession of any or all of the Collateral, including any Inventory, Equipment and/or Other Collateral without judicial process, and to enter any premises where any Inventory and Equipment and/or Other Collateral may be located for the purpose of taking possession of or removing the same; (e) enter into the premises of the Company and other locations for the purpose of inspecting the Collateral and any and all books and records relating thereto, and CIT may use, at the Company’s expense, such of the Company’s personnel, supplies or space at the Company’s places of business or otherwise, as may be necessary to properly inspect and examine the Collateral; and (f) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. CIT shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of the Company or CIT, or in the name of such other party as CIT may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including but not limited to warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as CIT in its sole discretion may deem advisable, and CIT shall have the right to purchase at any such sale.  If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, CIT shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as CIT shall deem appropriate and any such costs shall be deemed an Obligation hereunder. Any action taken by CIT pursuant to this section shall not effect commercial reasonableness of the sale.  The Company agrees, at the request of CIT, to assemble the Inventory and Equipment and to make it available to CIT at premises of the Company or elsewhere and to make available to CIT the premises and facilities of the Company for the purpose of CIT’s taking possession of, removing or putting the Inventory and Equipment in saleable form.  If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law.  The net cash proceeds resulting from CIT’s exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys’ fees) shall be applied by CIT to the payment of the  Obligations, whether due or to become due, in such order as CIT may elect, and the Company shall remain liable to CIT for any deficiencies, and CIT in turn agrees to remit to the Company or its successors or assigns, any surplus resulting therefrom.  The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.  The Company hereby indemnifies CIT and holds CIT harmless from any and all costs, expenses, claims, liabilities, Out-of-Pocket Expenses or otherwise, incurred or imposed on CIT by reason of the exercise of any of its rights, remedies and interests hereunder, including, without limitation, from any sale or transfer of Collateral, preserving, maintaining or securing the Collateral, defending its interests in Collateral (including pursuant to any claims brought by the Company, the Company as debtor-in-possession, any secured or unsecured creditors of the Company, any trustee or receiver in bankruptcy, or otherwise), and the Company hereby agrees to so indemnify and hold CIT harmless, absent CIT’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  The foregoing indemnification shall survive termination of this Financing Agreement until such time as all Obligations (including the foregoing) have been finally and indefeasibly paid in full.  In furtherance thereof CIT, may establish such reserves for Obligations hereunder (including any contingent Obligations) as it may deem advisable in its reasonable business judgment.  Any applicable mortgage(s), deed(s) of trust or assignment(s) issued to CIT on the Real Estate shall govern the rights and remedies of CIT thereto.

SECTION 11

TERMINATION

Section 11.1         Except as otherwise permitted herein, CIT may terminate this Financing Agreement only as of the initial or any subsequent Anniversary Date and then only by giving the Company at least sixty (60) days prior written notice of termination. Notwithstanding the foregoing CIT may terminate the Financing Agreement immediately upon the occurrence of an Event of Default, provided, however, that if the Event of Default is an event listed in Section 10.1(c) of this Financing Agreement, this Financing Agreement shall terminate in accordance with Section 10.2. This Financing Agreement, unless terminated as herein provided, shall automatically continue from Anniversary Date to Anniversary Date.  The Company may terminate this Financing Agreement at any time upon no more than forty-five (45) days’ and no less than thirty (30) days’ prior written notice to CIT (with written confirmation two (2) Business Days prior to the date of termination), provided that the Company pays to CIT on or prior to the date of termination an Early Termination Fee, if applicable.  All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, CIT may withhold any balances in the Company’s account (unless supplied with an indemnity satisfactory to CIT) to cover all of the Obligations, whether absolute or contingent, including, but not limited to, cash reserves for any contingent Obligations, including an amount of 110% of the face amount of any outstanding Letters of Credit with an expiry date on, or within thirty (30) days of, the effective date of termination of this Financing Agreement. All of CIT’s rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.

Section 11.2         CIT shall modify or waive the Early Termination Fee as follows, in each case provided that no Default or Event of Default has occurred and is Continuing:

(a)           The Early Termination Fee shall be waived in full if the Company terminates this Financing Agreement (i) on a date that is eighteen (18) months or more after the Closing Date;

and (ii) the Obligations are paid in full by loans advanced under a credit facility that is not secured by the Accounts and that is provided by Union Bank or one of its affiliates; and

(b)           The Early Termination Fee shall be reduced to fifty percent (50%) of the otherwise applicable fee if (i) the Company requests that CIT make advances against the assets of a business acquired or sought to be acquired by the Company in accordance with this Financing Agreement and (ii) CIT deems all or substantially all of such assets ineligible for borrowing purposes hereunder notwithstanding that (x) CIT has or would have a first priority, perfected lien and security interest in such assets; (y) such assets are otherwise suitable collateral for borrowing purposes pursuant to the criteria set forth in the Financing Agreement or other criteria that CIT may establish and that are customary either in the commercial finance industry or in the lending practices of CIT; and (z) any requested advances to Borrower are not in excess of the Line of Credit and Revolving Line of Credit.

SECTION 12

MISCELLANEOUS

Section 12.1         The Company hereby waives diligence, notice of intent to accelerate, notice of acceleration, demand, presentment and protest and any notices thereof as well as notice of nonpayment.  No delay or omission of CIT or the Company to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default.  No single or partial exercise by CIT of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

Section 12.2         CIT agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to CIT by or on behalf of the Company, under this Financing Agreement or the other Loan Documents, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by CIT, or (ii) was or becomes available on a nonconfidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to CIT; provided, however, that CIT may disclose such information (1) at the request or pursuant to any requirement of any governmental authority to which CIT is subject or in connection with an examination of CIT by any such governmental authority; (2) pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any applicable legal requirement; (4) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which CIT or its affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (6) to CIT’s independent auditors, accountants, attorneys and other professional advisors; (7) to any prospective participant or assignee of CIT’s rights under this Financing Agreement, provided that such prospective participant or assignee agrees to keep such information confidential to the same extent required of CIT hereunder;  (8) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company is party or is deemed party with CIT, and (9) to its affiliates.  Notwithstanding anything herein to the contrary, the information subject to this Section 12.2 shall not include, and CIT may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to CIT relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Revolving Loans, Letters of Credit and transactions contemplated hereby.

Section 12.3         This Financing Agreement and the Loan Documents executed and delivered in connection therewith constitute the entire agreement between the Company and CIT;  supersede any prior agreements; can be changed only by a writing signed by both the Company and CIT; and shall bind and benefit the Company and CIT and their respective successors and assigns.

Section 12.4         In no event shall the Company, upon demand by CIT for payment of any Indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law.  Regardless of any provision herein or in any agreement made in connection herewith, CIT shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law.  If CIT ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Company.  This section shall control every other provision hereof, the Loan Documents and of any other agreement made in connection herewith.

Section 12.5         If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance.  Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

Section 12.6         THE COMPANY AND CIT EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER.  THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO  SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN  RECEIPT REQUESTED.  IN NO EVENT WILL CIT BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

Section 12.7         Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (provided that, any electronic communications from the Company with respect to any request, transmission, document, electronic signature, electronic mail or facsimile transmission shall be deemed binding on the Company for purposes of this Financing Agreement, provided further that any such transmission shall not relieve the Company from any other obligation hereunder to communicate further in writing), and shall be deemed to have been validly served, given or delivered when hand delivered or sent by facsimile, or three days after deposit in the United State mails, with proper first class postage prepaid and addressed to the party to be notified or to such other address as any party hereto may designate for itself by like notice, as follows:

If to CIT, at:

The CIT Group/Business Credit, Inc.

300 South Grand Avenue, 3rd Floor

Los Angeles, California  90071

Attn:  Regional Credit Manager

Fax No.: (213) 613-2537

If to the Company at:

Specialty Laboratories, Inc.

1620 26th Street, 5th Floor South Tower

Santa Monica, California 90404

Attn: General Counsel

Fax No.: (310) 586-7235

With a courtesy copy of any material notice to the Company’s counsel at:

O’Melveny & Myers LLP

400 S. Hope Street

Los Angeles, CA 90071

Attn: John Laco, Esq. and Thomas Baxter, Esq.

Fax No.  (213) 430-6407

provided, however, that the failure of CIT to provide the Company’s counsel with a copy of such notice shall not invalidate any notice given to the Company and shall not give the Company any rights, claims or defenses due to the failure of CIT to provide such additional notice.

Section 12.8         THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS  FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE  STATE OF CALIFORNIA, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be effective, executed, accepted and delivered at Los Angeles, California, by their proper and duly authorized officers as of the date set forth above.

“BORROWER”		“LENDER”

SPECIALTY LABORATORIES, INC.		THE CIT GROUP / BUSINESS CREDIT,
a California corporation		INC., a New York corporation

By	/s/ Frank J. Spina	By	/s/ Jeffrey Chiu
Its	Chief Financial Officer	Its	Vice President

By	/s/ Nicholas R. Simmons
Its	General Counsel

Exhibit A-Form of Borrowing Base Certificate

[Omitted.  Immaterial to agreement]

Exhibit B-Form of Company Legal Counsel Opinion

See attached.

Schedule 1 — Collateral Information

Exact Company Name in State of Organization:

Specialty Laboratories, Inc.

State of Incorporation or Formation:

California

Federal Tax I.D. No.

95-2961036

Chief Executive Office:

1620 26th Street, 5th Floor South Tower

Santa Monica, California 90404

Collateral Locations:

2211 Michigan Avenue

Santa Monica, California 90404

1620 26th Street, 5th Floor South Tower

Santa Monica, California 90404

1752 Cloverfield Avenue

Santa Monica, California  90404

1819 Cloverfield Avenue

Santa Monica, California 90404 (parking lot)

Van Nuys Storage

15424 Cabrito, #7

Van Nuys, California

1756 22nd Street

Santa Monica, California 90404

2701 Pennsylvania Avenue

Santa Monica, California 90404 (parking lot)

Edison Parking

1701 22nd Street (parking lot)

Santa Monica, California  90404

4800 Pleasant Hill Road

Memphis, Tennessee (sub-leased to an independent third party)

415 Boston Turnpike

Shrewsbury, Massachusetts

Schedule 2 — Dilution Calculation

[Omitted.  Immaterial to agreement]

Schedule 3 — Litigation

None.

Schedule 4 — Insurance

[Omitted.  Immaterial to agreement.]

Schedule 5 — Restricted Agreements

1.

Lease dated June 1996, as amended on November 4, 1999 and October 24, 2002, between Howard Real Property Trust (lessor) and Company (lessee) for the property located at 1752-1756 Cloverfield, Santa Monica, California.

2.	Sublease dated July 9, 1996, as amended on March 9, 1998 between The Rand Corporation (sublandlord) and Company (subtenant) for the property located at 1620 20th Street, Santa Monica, California.

3.	Lease dated January 26, 2000, as amended on November 22, 2002, between WDI Santa Monica LLC (Lessor) and Company (Lessee) for the property located at 1756 22nd Street, Santa Monica, California.

4.

Lease dated July 17, 1993, as amended on October 24, 2002, between Oscar & Ethel Salenger Trust (Landlord) and Company (Tenant) for the property located at 2211 Michigan Avenue, Santa Monica, California.

5.	Agreement dated August 26, 1996, as amended on October 23, 1998 and as amended on December 31, 1999 between Triple G Corporation and Company.

6.	Expanded PCR Diagnostics Services Agreement dated August 20, 2001 by and between Roche Molecular Systems, Inc. and Company.

7.	Group Purchasing Agreement effective as of July 15, 1998 between AmeriNet, Inc. and Company as amended by that certain letter agreement dated October 2, 2002.

8.	Group Purchasing Agreement dated December 13, 2002 between Managed Healthcare Associates, Inc. and Specialty Laboratories, Inc, as amended by that certain letter agreement dated April 18, 2003

9.	License Agreement, undated, between Southern California Edison Company (Licensor) and Company (Licensee) regarding Santa Monica Service Center property.

10.	Collaborative Research, Development and License Agreement dated May 9, 2000 between Epoch Biosciences, Inc. (formerly known as Epoch Pharmaceuticals, Inc.) and Company.

11.	License Agreement dated March 15, 2000 between Gen-Probe Incorporated and Company.

12.	Asset Purchase Agreement, dated February 20, 2001, among Company, Boston Biomedica, Inc. and BBI Clinical Laboratories, Inc.

13.	Settlement and License Agreement, dated August 15, 2003, between Company and Bayer Healthcare, LLC

14.	Letter Agreement, dated August 15, 2003, between Company and Chiron Corporation

15.	Many of the Company’s customer contracts contain a non-assignment clause, substantially similar to the following language:

Assignment — Neither party may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder, without the other party’s prior written consent, except that Specialty may assign its rights and obligations hereunder in the event of a change of control or sale of all or substantially all of its assets related to this Agreement, whether by merger, reorganization, operation of law, or otherwise.

Schedule 6 — Patents, Copyrights, Trademarks and Tradenames

Patents

Patent Number                              Title

5,187,083                                          Rapid purification of DNA

5,234,824                                          Rapid purification of DNA

5,432,059                                          Assay for glycosylation deficiency disorders

5,747,270                                          Method for silicone-specific hypersensitivity

Copyrights

None.

Trademarks

[Omitted.  Immaterial to agreement]

Schedule 7 — Monthly Rental Payments

[Omitted. Immaterial to agreement]

Schedule 8 — Permitted Encumbrances

Coulter Leasing Corporation; UCC file no. 199725860813; filed 9/12/1997; collateral: Two (2) Coulter ® Epics XLMCL 4 Color; One (1) Coulter ® MAXM Autoloader; One (1) Mulit Q Prep

Biomerieux Vitek, Inc.; UCC file no. 199727460752; filed 9/26/1997; collateral: Biomerieux Vitek Sysmem Model 120

Boehringer Manheim Corporation; UCC file no. 199728060228; filed 10/2/1997; collateral: Boehringer Manheimm/Hitachi #2010 Elecsys System

Tokai Financial Services, Inc.; UCC file no. 199730161028; filed 10/23/1997; assigned 11/21/1997 (From Boehringer Manheim Corporation); collateral: Boehringer Mannheim/Hitachi #917 Analyzer

Behring Diagnostics Incorporated; UCC file no. 199732161045; filed 11/13/1997; collateral: BNII (Nephelometer II) — (2)

Chiron Diagnostics Corporation; UCC file no. 19981460976; filed 5/19/1998; collateral: One (1) Model 340 Quantiplex System with Centrifuge #109494

Bayer Corporation Diagnostic Division; UCC file no. 199816261329; filed 6/10/1998;continued 5/16/2003; collateral: System: Immuno 1

Chiron Diagnostics Corporation; UCC file no. 199817360532; filed 6/18/1998; collateral: One (1) ACS: 180 Plus with EOM; One (1) 180 Plus (Existing); One (1) EOM

Nichols Institute Diagnostics; UCC file no. 199834560252; filed 12/8/1998; collateral: 65-10085-0004 Nichols Advantage Chemiluminescence Specialty System

Heller Financial Leasing, Inc.; UCC file no. 199926760448; filed 9/16/1999; collateral: Leased computer equipment

Becton Dickinson Microbiology Systems; UCC file no. 199932860047; filed 11/15/1999; collateral: One (1) Bactec brand 960 instrument; One (1) instrument starter group; One (1) printer

Dade Behring Financial Services; UCC file no. 200002160808; filed 1/18/2000; collateral: One (1) Nephelometer

Pitney Bowes Credit Corporation; UCC file no. 200006160134; filed 2/28/2000; collateral: All equipment manufactured, sold, or distributed by Pitney Bowes, Monarch Marketing System, Inc., or Distaphone Corp — leased

Bayer Corporation Diagnostic Division; UCC file no. 200022060530; filed 7/31/2000; collateral Four (4) 340 Quantiplex Systems

Norwest Financial Leasing, Inc.; UCC file no. 200022260509; filed 8/2/2000; collateral: Nuclisens Extractor

Bayer Corporation Diagnostic Division; UCC file no. 200107160614; filed 3/7/2000; collateral: Three (3) 340 Quantiplex Systems

Bayer Corporation Diagnostic Division; UCC file no. 200107460601; filed 3/12/2001; collateral: TMA Component System

Beckman Coulter, Incorporated; UCC file no. 200109260852; filed 3/30/2001; collateral: R-XL-MCL R CLR W/FLOW, including all consumables, reagent stream, attached hardware/ software.

Beckman Coulter, Incorporated; UCC file no. 200122260140; filed 8/9/2001; collateral: Prep Plus Final; Two (2) R-XL-MCL R CLR W/FLOW, Including all consumables, reagent stream, attached hardware/ software.

Pitney Bowes Credit Corporation; UCC file no. 200123460854; filed 8/17/2001; collateral: All equipment manufactured, sold, or distributed by Pitney Bowes, Monarch Marketing System, Inc., or Distaphone Corp — leased

DVI Strategic Partner Group a Division of DVI Financial Services, Inc. (ASSIGNOR) and U.S. Bank Trust N.A. as Custodian or Trustee; UCC file no. 200128860600; filed 10/12/2001l; collateral: Two (2) Smartsource 2000 with 2 supply drawers; Two (2) bar code readers s/n’s; Equipment Lease No. 9900553.002

Bayer Corporation Diagnostic Division; UCC file no. 200205760139; filed 2/22/2002; collateral: One (1) TMA Component System

Bayer Corporation Diagnostic Division; UCC file no. 200225360595; filed 9/9/2002; amended 3/3/2003; collateral: One (1) Advai w/ Autosampler

Bayer Corporation Diagnostic Division; UCC file no. 200225361120; filed 9/9/2002; amended 3/3/2003; collateral: One (1) Advai 120

Gen-Probe Incorporated; UCC file no. 200235860152; filed 12/18/2002; collateral: equipment and medical instruments

Bayer Corporation Diagnostic Division; UCC file no. 200300960733; filed 1/6/200; amended 3/3/2003; collateral: One (1) Advia 1650

Beckman Coulter, Inc.; UCC file no. 200305161006; filed 2/18/2003; collateral: Eight (8) pieces of equipment, all related consumables, reagent stream, attached hardware/software

Leasing Associates of Barrington, Inc. and Norlease, Inc.; UCC file no. 200305260658; filed 2/18/2003; assigned 3/12/2003 collateral: Three (3) Bayer Advia Centuar Immunoassay Analyzers (leased) including attachments and accessories.

Enterprise Fleet Services:  Collateral: all vehicles

Union Bank of California, N.A.: Collateral: standby letter of credit for Federal Insurance Company in the amount of $680,000